UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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AGCO CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 25, 2019

Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

Items of Business:
1.    To elect ten directors to the Board of Directors for terms expiring at the Annual Meeting in 2020;

2.    To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

3.    To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and

4.    To transact any other business that may properly be brought before the meeting.

Record Date:
Only stockholders of record as of the close of business on March 15, 2019 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on March 15, 2019, and to any invitees of the Company.

Inspection of List of Stockholders of Record:
A list of stockholders as of the close of business on March 15, 2019 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

ROGER N. BATKIN
Corporate Secretary
Atlanta, Georgia
March 25, 2019

SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, you are encouraged to read the entire proxy statement before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 25, 2019

• Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

• Record Date:	March 15, 2019

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Voting Recommendations

Proposal	Board Vote Recommendation
Election of Directors	FOR EACH NOMINEE
Advisory vote on executive compensation	FOR
Ratification of the selection of KPMG LLP	FOR
Director Nominees
The following table provides summary information about each nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					EC	AC	CC	FC	GC	SP
Roy V. Armes	66	2013	Former Executive Chairman, President and CEO, Cooper Tire and Rubber Company	X			X			X
Michael C. Arnold	62	2013	Former President and CEO, Ryerson Inc.	X		X			X
P. George Benson	72	2004	Professor of Decision Sciences and Former President, College of Charleston	X	X	X			C
Suzanne P. Clark	51	2017	Senior Executive Vice President of the U.S. Chamber of Commerce	X			X			X
Wolfgang Deml	73	1999	Former President and CEO, BayWa Corporation (Germany)	X	X				X	C
George E. Minnich	69	2008	Former Senior VP and CFO, ITT Corporation	X	X	C	X	X
Martin H. Richenhagen	66	2004	Chairman, President and CEO, AGCO		C					X
Gerald L. Shaheen	74	2005	Lead Director of AGCO, Former Group President, Caterpillar Inc.	X	X		C	X		X
Mallika Srinivasan	59	2011	Chairman and CEO, Tractors and Farm Equipment Limited (India)							X
Hendrikus Visser	74	2000	Former Chairman, Royal Huisman Shipyards N.V. (Netherlands)	X	X	X		C	X
EC Executive Committee			FC Finance Committee
AC Audit Committee			GC Governance Committee
CC Compensation Committee			SP Succession Planning Committee
			C Chair

Executive Compensation Advisory Vote
We are asking stockholders to approve on an advisory basis our named executive officer compensation.
The Company’s compensation philosophy and program design is intended to pay for performance, support the Company’s business strategy and align executives’ interests with those of stockholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, net income, operating expense reduction, operating margin, free cash flow and return on invested capital. The Company believes that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation, which supports and reinforces the Company’s pay for performance philosophy.
For more information on the Company’s executive compensation programs, please see “Proposal Number 2 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs” and “Compensation Discussion and Analysis” in this proxy statement.
Independent Registered Public Accounting Firm
As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2019. The Company’s Audit Committee considers a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2019. KPMG LLP served as the Company’s independent registered public accounting firm for 2018 and is considered to be well-qualified.
Set forth below is summary information with respect to KPMG LLP’s fees for services provided in 2018 and 2017.

Type of Fees	2018	2017
	(in thousands)
Audit Fees	$7,328	$6,925
Audit-Related Fees	42	35
Tax Fees	—	1
Other Fees	32	12
Total	$7,402	$6,973

AGCO CORPORATION
PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 25, 2019
INFORMATION REGARDING THE ANNUAL MEETING
INFORMATION REGARDING PROXIES
This proxy solicitation is made by the Board of Directors (the “Board”) of AGCO Corporation (“AGCO”, “we”, us”, or the “Company”), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.
If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the ten director nominees described below; (ii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s Named Executive Officers (“NEOs”); (iii) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019; and (iv) in their best judgment with respect to any other business brought before the Annual Meeting.
The enclosed proxy card is solicited by the Board, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.
This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 25, 2019. The Company’s 2018 Annual Report on Form 10-K is also enclosed and should be read in conjunction with the matters set forth herein.
INFORMATION REGARDING VOTING
Only stockholders of record as of the close of business on March 15, 2019, are entitled to notice of and to vote at the Annual Meeting. On March 15, 2019, the Company had outstanding 76,713,331 shares of common stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.
Quorum Requirement
A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors
Directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting. See “Proposal Number 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws.
Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.
Vote Necessary to Adopt the Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs
Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Compensation Committee deems appropriate.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
Vote Necessary to Ratify the Appointment of Independent Registered Public Accounting Firm
Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
Other Matters
With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.
Important Notice Regarding the Availability of Proxy Materials
As required by rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section located under “Company,” and the annual report to stockholders is available under the heading “Annual Reports” in our “Investors” section.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
The Company’s By-Laws provide for a majority voting standard for the election of directors in uncontested elections. If an incumbent director does not receive the requisite majority vote, he or she would continue as a “carry over” director, but is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, the Board and our Governance Committee may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.
In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting (i.e., a “contested election”), then our By-Laws provide that directors will be elected by a plurality vote.
For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the ten individuals named below to serve as directors until the Annual Meeting in 2020 or until their successors have been duly elected and qualified. The following is a brief description of the business experience, qualifications and skills of each of the ten nominees for directorship:
Roy V. Armes, age 66, has been a director of the Company since October 2013.

•	Former Executive Chairman, President and CEO of Cooper Tire and Rubber Company from 2007 to 2016

•
Various executive positions with Whirlpool Corporation from 1975 to 2006 including Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China, Inc. Hong Kong; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Comerio, Italy).

•	Member of the Board of Directors of The Manitowoc Company, Inc.
Director Qualifications and Skills:    Mr. Armes brings extensive leadership experience with manufacturing companies and will provide an important perspective and contribution to the Board. The addition of his global manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.
Michael C. Arnold, age 62, has been a director of the Company since October 2013.

•	Former President and Chief Executive Officer of Ryerson Inc.

•	Former member of the Board of Directors of Gardner Denver, Inc.

•
Various senior management positions with The Timken Company from 1979 to 2010 including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe).

Director Qualifications and Skills:    Mr. Arnold brings extensive leadership experience with manufacturing companies and will provide an important perspective and contribution to the Board. The addition of his global manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.
P. George Benson, Ph.D, age 72, has been a director of the Company since December 2004.

•	Professor of Decision Sciences at College of Charleston in Charleston, South Carolina from 2014 to present

•	Former President of College of Charleston in Charleston, South Carolina from 2007 to 2014

•	Member of the Board of Directors and Chairman of the Corporate Governance Committee of Crawford & Company (Atlanta, Georgia)

•	Lead Director, Chairman of the Corporate Governance Committee and member of the Audit Committee for Primerica, Inc.

•
Judge for the Malcolm Baldrige National Quality Award from 1997 to 2000, was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007 and is currently Chairman of the Board of Directors for the Foundation for the Baldrige Award

•	Former Dean of the Terry College of Business at the University of Georgia from 1998 to 2007

•	Former Dean of the Rutgers Business School at Rutgers University from 1993 to 1998

•
Former Faculty member of the Carlson School of Management at the University of Minnesota from 1977 to 1993, where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988.

Director Qualifications and Skills:    Mr. Benson has significant academic expertise in business, in particular with strategic planning and organizational management systems, that adds a valuable perspective to the Board, especially in the area of improving the delivery of products and services. His ties to the community provide the Board with regional representation and a critical link to the academic and research sectors.
Suzanne P. Clark, age 51, has been a director of the Company since April 2017.

•	Senior Executive Vice President of the U.S. Chamber of Commerce from 2014 to present

•	Previously served as Chief Operating Officer of the U.S. Chamber of Commerce

•	Member of the Board of Directors and Audit Committee of TransUnion

•	Led a prominent financial information boutique - Potomac Research Group (PRG)

•	Formerly with the Atlantic Media Company as President of the National Journal Group, a premier provider of information, news and analysis for Washington’s policy and political communities

•	Member of the Board of So Others Might Eat, a Washington, D.C. support system for the homeless

•	Former President of International Women’s Forum (Washington Chapter), a global group of leading women in business, law, government, technology and the arts

•	Named one of Washingtonian Magazine’s “100 Most Powerful Women in Washington”.
Director Qualifications and Skills:    Ms. Clark brings extensive leadership experience, entrepreneurial spirit, and a wealth of political and regulatory knowledge which will provide an important perspective and contribution to the Board.
Wolfgang Deml, age 73, has been a director of the Company since February 1999.

•	Former President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany, from 1991 until his retirement in 2008

•	Non-Executive Chairman of the Board of Directors and Audit Committee of Hauck & Aufhäuser Privatbankiers AG
Director Qualifications and Skills:    Mr. Deml adds extensive experience to the Board given his service as the Chief Executive Officer of an international corporation within our industry. His tenure on our Board provides consistent leadership, and he serves as an ongoing source for industry-specific knowledge, especially in Europe, which is our largest market.
George E. Minnich, age 69, has been a director of the Company since January 2008.

•	Former Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007

•
Several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001

•	Various positions within Price Waterhouse (now PricewaterhouseCoopers LLP) from 1971 to 1993, serving as an audit partner from 1984 to 1993

•	Member of the Boards of Directors and Audit Committees of Belden Inc. and Kaman Corporation and the Chairman of the Audit Committee for Belden Inc.
Director Qualifications and Skills:    Mr. Minnich, through his background as a former Audit Partner of Price Waterhouse and Chief Financial Officer of a publicly-traded company, provides the Board with substantial financial expertise. He also brings to the Board a familiarity with the challenges facing large, international manufacturing companies.
Martin H. Richenhagen, age 66, has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004.

•	Member of the Board of Directors, Chairman of Audit and member of the Officers & Directors Compensation Committee for PPG Industries, Inc.

•
Member of the Board of Directors, Compensation and Governance & Nominating Committees for Linde PLC. Mr. Richenhagen also served as a director of Praxair, Inc. from 2015 until the business combination of Praxair, Inc. and Linde AG.

•	Member of United States Chamber of Commerce Board of Directors

•	Member of the Board of Directors for American Institute for Contemporary German Studies

•	Member of the Board of Directors for Metro Atlanta Chamber of Commerce
Former Member of President’s Advisory Council on Doing Business in Africa for the United States Department of Commerce

•	Former Chairman of the German American Chambers of Commerce of the United States

•	Former Chairman of the Board and Lifetime Honorary Director of the Association of Equipment Manufacturers (AEM)

•	Former Executive Vice President of Forbo International SA, a flooring material business based in Switzerland, from 2003 to 2004

•	Former Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor, from 1998 to 2002

•	Former Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators, from 1995 to 1998
Director Qualifications and Skills:    In addition to his thirteen years of experience as the Company’s Chief Executive Officer, Mr. Richenhagen brings to the Board substantial experience in the agricultural equipment industry. His business and leadership acumen as both a former Executive Vice President and current Chief Executive Officer provides the Board with an informed resource for a wide range of disciplines, from sales and marketing to broad business strategies.
Gerald L. Shaheen, age 74, has been a director of the Company since October 2005.

•	Member of the Board of Trustees and Audit Committee of the Colonial Williamsburg Foundation

•	Chairman of the Advisory Board of the Illinois Neurological Institute

•	Board member and past Chairman of the U.S. Chamber of Commerce

•	Numerous marketing and general management positions for Caterpillar Inc., both in the United States and Europe, including Group President from 1998 until his retirement in January 2008

•	Former Chairman of the Board of Trustees of Bradley University

•	Former member of Board of Directors of the Ford Motor Company
Director Qualifications and Skills:    Mr. Shaheen’s background in management of a global heavy equipment manufacturer brings to the Board particular knowledge of the Company’s industry, as well as a necessary perspective of the challenges facing large, publicly-traded companies. His work with the U.S. Chamber of Commerce also provides the Board with a wealth of knowledge related to international commerce and trade issues.
Mallika Srinivasan, age 59, has been a director of the Company since July 2011.

•	Chairman and Chief Executive Officer of Tractors and Farm Equipment Limited, the second largest agricultural tractor manufacturer in India, since 2011

•	Various positions at Tractors and Farm Equipment Limited since 1981, including Director (1994 to 2011), Vice President (1991 to 1994) and General Manager – Planning & Coordination (1986 to 1991)

•	Member of the Boards of Directors of Tata Global Beverages Limited (India) and Tata Steel Limited (India)

•	Member of the Board of Medical Research Foundation

•	Member of the Board of Trustees for The Child’s Trust, Kanchi Kamakoti Child’s Trust Hospital

•	Former President of the Tractor Manufacturers Association of India, the Madras Management Association and the Madras Chamber of Commerce & Industry

•	Former member of the Board of Governors of the Indian Institute of Technology, Madras and the Indian Institute of Management, Tiruchirappalli

Director Qualifications and Skills:    Ms. Srinivasan’s expertise in strategy, extensive leadership experience in the farm equipment industry and knowledge of operations in India and other developing markets provide an important perspective and contribution to the Board.
Hendrikus Visser, age 74, has been a director of the Company since April 2000.

•	Chairman of the Supervisory Board of Sterling Strategic Value, Ltd.

•	Former Chairman of Royal Huisman Shipyards N.V.

•
Former Chief Financial Officer of NUON N.V. and former member of the Boards of Directors or Executive Boards of major international corporations and institutions, including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance, De Lage Landen, Teleplan International N.V., Vion N.V. and Mediq N.V.

Director Qualifications and Skills:    Mr. Visser’s substantial experience with and knowledge of financial capital markets, particularly in our Europe/Middle East (“EME”) region, including his 15 years of service as Chairman of the Credit Committee of Rabobank Nederland, provides the Board with significant international financial expertise. His tenure with the Board also provides stability in leadership, and he serves as a continued source of regional diversity.
The Board recommends a vote “FOR” the nominees set forth above.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:

•
be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•
receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•
be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;

•
have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•
be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; or

•
be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•	receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the IRC; or

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.
These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE. In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board of Directors considers all factors specifically relevant to determining whether such director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of the Compensation Committee member, including the independence factors set forth in the NYSE rules.
Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen and Ms. Srinivasan, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.
On August 29, 2014, the Company and Tractors and Farm Equipment Limited (“TAFE”) entered into a Letter Agreement (the “Letter Agreement”) regarding the current and future accumulation by TAFE of shares of the Company’s common stock and certain governance matters, including the Company’s nomination of a director candidate selected by TAFE. TAFE’s proposed director candidate for 2019 is Ms. Srinivasan, TAFE’s Chairman and Chief Executive Officer, and Ms. Srinivasan has been nominated for election by the Company’s Board of Directors. See “Certain Relationships and Related Party Transactions” below for additional information.

Committees of the Board of Directors
The Board has delegated certain functions to six standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Finance Committee, a Governance Committee and a Succession Planning Committee. Each of the committees has a written charter. The Board has determined that each member of the Audit, Compensation and Governance Committees is an independent director under the applicable rules of the IRC, NYSE and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

Committee	Principal Responsibilities
Executive Committee
•    Is authorized, between meetings of the Board, to take such actions in the management of the business and affairs of the Company which, in the opinion of the Executive Committee, should not be postponed until the next scheduled meeting of the Board, except as limited by the General Corporation Law of the State of Delaware, the rules of the New York Stock Exchange, the Company’s Certificate of Incorporation or By-Laws or other applicable laws or regulations.

Audit Committee
•    Assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm.

•    Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.

•    The Board has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC.

•    The report of the Audit Committee for 2018 is set forth under the caption “Audit Committee Report.”

•    Management periodically meets with the Company’s Audit Committee and reviews risks and relevant strategies.

Compensation Committee
•    Is charged with executing the Board’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement.

•    Has retained Willis Towers Watson to advise on current trends and best practices in compensation.

•    The report of the Compensation Committee for 2018 is set forth under the caption “Compensation Committee Report.”

Finance Committee
•    Assists the Board in the oversight of the financial management of the Company including:
 ○     the capital structure of the Company;
○     the Company’s global financing strategies, objectives and plans;
○     the Company’s credit profile and ratings;
○     capital expenditure and investment programs of the Company;
○     the Company’s interests in finance joint ventures; and
○     the Company’s annual budget process and review.

Governance Committee
•    Assists the Board in fulfilling its responsibilities to stockholders by:
○     identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, and recommending candidates to the Board for all directorships and for service on the committees of the Board;

○     developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company; and

○     overseeing the evaluation of the Board.

Succession Planning Committee
•    Assists the Board with respect to selecting, developing, evaluating and retaining the Chief Executive Officer, executive officers and key talent; and

•    Manages the succession planning process in the event the current Chief Executive Officer cannot continue in the role.

Committee Composition and Meetings
The following table shows the current membership of each committee and the number of meetings held by each committee during 2018. The Company will determine the composition and chair positions of the respective committees for 2019 following the Annual Meeting.

Director	Executive	Audit	Compensation	Finance	Governance	Succession Planning
Roy V. Armes			X			X
Michael C. Arnold		X			X
P. George Benson	X	X			Chair
Suzanne P. Clark			X			X
Wolfgang Deml	X				X	Chair
George E. Minnich	X	Chair	X	X
Martin H. Richenhagen	Chair					X
Gerald L. Shaheen	X		Chair	X		X
Mallika Srinivasan						X
Hendrikus Visser	X	X		Chair	X
Total meetings in 2018	—	11	6	3	7	2
During 2018, the Board held seven meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.
Identification and Evaluation of Director Nominees
With respect to the Governance Committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider to ensure the entire Board, collectively, embraces a wide variety of characteristics, including:

•	career experience, particularly experience that is germane to the Company’s business, such as with agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s Board — our Board values continuity (but not entrenchment).
The Governance Committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board. The committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. Although the Company has not adopted a specific diversity policy, the Board believes that a diversity of experience, gender, race, ethnicity and age contributes to effective governance over the affairs of the Company for the benefit of its stockholders. With respect to the identification of nominee candidates, the committee has not developed a single, formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation or may utilize outside consultants to assist in the process.

The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee requires that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Global Code of Conduct (the “Code”) and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•
the name of the recommending stockholder as it appears in the Company’s books, the number of shares of common stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•
any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent to the Governance Committee, c/o Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and give the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.
Board Leadership Structure
Mr. Richenhagen, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, and Mr. Shaheen currently serves as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. The Lead Director presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, leads the performance evaluation process of the Chief Executive Officer and has the authority to call meetings of the independent directors.
The Board reviews the Company’s board leadership structure annually. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.
Risk Oversight
The Company’s management maintains a risk assessment process that identifies the risks that face the Company that management considers the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Management periodically meets with the Company’s Audit Committee and reviews such risks and relevant strategies.
Corporate Governance Principles, Committee Charters and Global Code of Conduct
The Company provides various corporate governance and other information on its website. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•
our corporate governance principles and charters for the Audit, Compensation, Executive, Finance, Governance and Succession Planning Committees of the Board, which are available under the headings “Governance Principles” and “Charters of the Committees of the Board,” respectively, in the “Corporate Governance” section of our website located under “Investors;” and

•	the Company’s Global Code of Conduct, which is available under the heading “Global Code of Conduct” in the “Corporate Governance” section of our website located under “Investors.”
In addition, in the event of any waivers of the Global Code of Conduct with respect to certain executive officers, those waivers will be available under the heading “Corporate Governance” section of our website.
Compensation Committee Interlocks and Insider Participation
During 2018, Messrs. Armes, Minnich and Shaheen (Chairman) and Ms. Clark served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2018. None of the Company’s executive officers serve on the board of directors of any company of which any director of the Company serves as executive officer.
Director Compensation
The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of $100,000 plus $120,000 in restricted shares of the Company’s common stock for Board service. Committee chairmen received an additional annual retainer of $15,000 (or $25,000 for the chairman of the Audit Committee and $20,000 for the chairman of the Compensation Committee). Mr. Shaheen, who was the Lead Director in 2018, also received an additional annual $30,000 Lead Director’s fee. Effective January 1, 2016, each non-employee director received an additional annual retainer of $6,000 if they served on three or more board committees. Effective January 1, 2019, each non-employee director will receive an annual base retainer of $120,000 plus $150,000 in restricted shares of the Company’s common stock for Board service. The Company does not have any consulting arrangements with any of its directors.
2018 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Roy V. Armes	100,000	120,000	6,145	226,145
Michael C. Arnold	100,000	120,000	2,308	222,308
P. George Benson	115,000	120,000	3,437	238,437
Suzanne P. Clark	100,000	120,000	3,549	223,549
Wolfgang Deml	115,000	120,000	10,073	245,073
George E. Minnich	131,000	120,000	3,504	254,504
Gerald L. Shaheen	156,000	120,000	3,707	279,707
Mallika Srinivasan	100,000	120,000	—	220,000
Hendrikus Visser	121,000	120,000	8,035	249,035
Total	1,038,000	1,080,000	40,758	2,158,758

(1)
The Long-Term Incentive Plan provides for annual restricted stock grants of the Company’s common stock to all non-employee directors. For 2018, each non-employee director was granted $120,000 in restricted stock. All restricted stock grants are restricted as to transferability for a period of one year following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2018 annual grant occurred on April 26, 2018. The total grant on April 26, 2018 was 17,226 shares, or 1,914 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”).

After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2018 related to this grant: Mr. Armes — 1,914 shares; Mr. Arnold — 1,531 shares; Mr. Benson — 1,148 shares; Ms. Clark — 1,339; Mr. Deml — 1,148 shares; Mr. Minnich — 1,148 shares; Mr. Shaheen — 1,148 shares; Ms. Srinivasan — 1,914 shares; and Mr. Visser — 1,339 shares.

(2)	Relates to travel expenses incurred by spouses to accompany board members to business-related events in the United States.

Director Attendance at the Annual Meeting
The Board has adopted a policy that all directors on the Board are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board attended the Company’s previous Annual Meeting held in April 2018.
Stockholder Communication with the Board of Directors
The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. The Corporate Secretary will forward all correspondence satisfying these criteria.

PROPOSAL NUMBER 2
NON-BINDING ADVISORY RESOLUTION TO APPROVE THE
COMPENSATION OF THE COMPANY’S NEOS
The Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Compensation Committee will review the voting results and seek to determine the causes of any negative voting result to better understand any issues and concerns that our stockholders may have. We intend to hold annual say-on-pay votes. At the 2018 Annual Meeting, our stockholders expressed their continued support of our executive compensation with over 94% of shares actually voted supporting our executive compensation policies and practices. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Stockholder Communication with the Board of Directors” in this proxy statement for additional information.
The Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers (“NEOs”), as described in this proxy statement.
Compensation Philosophy and Program Design
The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive (“LTI”) compensation, which supports and reinforces the Company’s pay for performance philosophy.
Best Practices in Executive Compensation
The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation programs consist of the following:

•
A formal compensation philosophy approved by the Compensation Committee that targets executive’s total compensation levels (including NEOs) at the median (or 50th percentile) of the market and provides opportunity for upside compensation levels for excellent performance;

•	A well-defined peer group of similar and reasonably sized industrial and manufacturing comparators to benchmark NEO and other officer compensation;

•
An annual incentive compensation plan (“IC Plan”) that includes a minimum net income threshold that must be met before a payout is earned, a maximum payout level of 200% of target, and multiple performance measures that drive stockholder value and improvement in operational results, which mitigate too heavy of a focus on any one performance measure in particular;

•
A balanced long-term incentive plan (“LTI Plan”) consisting of a performance share plan, which comprises approximately 60% of an NEO’s target LTI award, restricted stock units (“RSUs”), which comprises approximately 20% of an NEO’s target LTI award and a grant of stock-settled stock appreciation rights, which comprises approximately 20% of an NEO’s target LTI award. Each LTI vehicle contains a strong performance or retention orientation and aligns closely with stockholder interests;

•	Beginning with 2018 awards under the LTI Plan, a so-called “double trigger” equity vesting in the event of change of control;

•
A clawback policy, which allows the Company to take remedial action against an executive if the Board determines that an executive’s misconduct contributed to the Company having to restate its financial statements;

•	Stock ownership requirements that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;

•	Modest perquisites for executives (including NEOs);

•	A plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;

•	For new executive employment agreements beginning in 2017, no gross-ups for excise taxes on severance payments due to a change of control; and

•	A conservative approach to share usage associated with our stock compensation plans.

When the Compensation Committee diverges from these practices - one variance is described below - it does so only after careful consideration and input from its compensation consultant. Ultimately, the Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a manner that is consistent with its compensation philosophy, business strategy and stockholder focus.
Company Performance
The agricultural equipment industry is cyclical, with sales largely dependent on the health of the overall farm economy, particularly commodity prices and farm income. Industry demand was projected to be flat in 2018 compared to 2017, and the performance targets for payments under the IC Plan were level or higher than 2017, other than free cash flow, where the target reflected our financial outlook communicated to investors. Industry conditions ultimately improved in 2018, and AGCO’s financial results improved in 2018 as well and the IC performance targets were exceeded.
Compensation actions taken for NEOs in 2018 include:

•	Modest merit increases of base compensation;

•	IC Plan payouts for corporate goal achievement at 139.25% of target;

•	LTI Plan payouts at 156% of target for the 2016-2018 three-year performance cycle;

•	A retention-focused equity award for our CEO; and

•	Modification of performance metrics to focus on margin improvement.
Over the past several years, the Company engaged in discussions with stockholders regarding the Company’s compensation philosophy and programs, and it received comments and feedback on a number of matters. As part of these outreach efforts, we held in-person or telephonic meetings with stockholders representing a significant portion of the Company’s outstanding shares. Overall, the feedback was positive. Based upon that feedback, the Compensation Committee has made various changes, for example implementing a so-called “double trigger” equity vesting for awards under the LTI Plan commencing with the 2018-2020 cycle and modifying performance metrics.
The “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of the Company’s NEO compensation objectives, programs and rationale. We urge you to read this disclosure before voting on this proposal.
We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and accompanying narrative set forth in the Proxy Statement.”
The Board recommends a vote “FOR”
the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

PROPOSAL NUMBER 3
RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2019
The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2019. KPMG LLP served as the Company’s independent registered public accounting firm for 2018 and is considered to be well-qualified.
In view of the difficulty and expense involved in changing independent registered public accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019 under this proposal, it is contemplated that the appointment of KPMG LLP for 2019 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
The Board recommends a vote “FOR”
the ratification of the Company’s independent registered public accounting firm for 2019.

OTHER BUSINESS
The Board does not know of any matters to be presented for action at the Annual Meeting other than the election of directors, the non-binding advisory resolution to approve the compensation of the Company’s NEOs, and the ratification of the Company’s independent registered public accounting firm for 2019. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth certain information as of March 15, 2019 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s common stock. This information is based upon SEC filings by the individual and entities listed below, and the percentage given is based on 76,713,331 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class
Mallika Srinivasan Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,165,219	(1)	15.9%
Tractor and Farm Equipment Limited Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,150,152		15.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,882,809	(2)	7.7%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	5,848,995	(3)	7.6%

(1)	Includes shares held individually (15,067 shares) and through TAFE and TAFE Motors and Tractors Limited (12,150,152 shares). Based upon SEC filings made by Ms. Srinivasan.
(2)	BlackRock, Inc. has sole voting power with respect to 5,588,220 of its shares and sole dispositive power with respect to all 5,882,809 of its shares.
(3)
The Vanguard Group has sole voting power with respect to 31,806 of its shares, shared voting power with respect to 8,597 of its shares, sole dispositive power with respect to 5,815,338 of its shares and shared dispositive power with respect to 33,657 of its shares.

The following table sets forth information regarding beneficial ownership of the Company’s common stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 15, 2019. Except as otherwise indicated, each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares That May be Acquired Within 60 Days	Percent of Class
Roy V. Armes	9,600	—	*
Michael C. Arnold	10,199	—	*
P. George Benson	15,277	—	*
Suzanne P. Clark	1,339	—	*
Wolfgang Deml	22,397	—	*
George E. Minnich	17,868	—	*
Gerald L. Shaheen	16,088	—	*
Mallika Srinivasan(2)	12,165,219	—	15.9%
Hendrikus Visser	22,729	—	*
Andrew H. Beck	132,752	15,928	*
Robert B. Crain	54,104	5,165	*
Martin H. Richenhagen(3)	695,641	60,528	*
Rob Smith	29,628	3,423	*
Hans-Bernd Veltmaat	62,685	5,656	*
All executive officers and directors as a group (19 persons)	13,398,464	118,707	17.6%

* Less than one percent

(1)
Includes the following number of restricted shares of the Company’s common stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Armes — 1,914; Mr. Arnold — 1,531; Mr. Benson — 1,148; Ms. Clark — 1,339; Mr. Deml — 1,148; Mr. Minnich — 1,148; Mr. Shaheen — 1,148; Ms. Srinivasan — 1,914; Mr. Visser — 1,339; All directors as a group — 12,629.

(2)
Includes shares held individually (15,067 shares) and through TAFE and TAFE Motors and Tractors Limited (12,150,152 shares). Ms. Srinivasan is the Chairman and Chief Executive Officer of TAFE and the Company owns a 23.75% interest in TAFE.

(3)	Includes 193,584 shares that have been pledged as collateral to secure a line of credit.

EXECUTIVE COMPENSATION
The following table sets forth information as of March 15, 2019, with respect to each person who is an executive of the Company.

Name	Age	Positions
Martin H. Richenhagen	66	Chairman of the Board, President and Chief Executive Officer
Roger N. Batkin	50	Senior Vice President — General Counsel and Corporate Secretary
Andrew H. Beck	55	Senior Vice President — Chief Financial Officer
Gary L. Collar	62	Senior Vice President and General Manager, Asia/Pacific/Africa
Robert B. Crain	59	Senior Vice President and General Manager, Americas
Helmut R. Endres	63	Senior Vice President — Engineering
Eric P. Hansotia	50	Senior Vice President — Chief Operating Officer
Lucinda B. Smith	52	Senior Vice President — Global Business Services
Rob Smith	53	Senior Vice President and General Manager, Europe/Middle East
Josip T. Tomasevic	51	Senior Vice President — Chief Procurement Officer
Hans-Bernd Veltmaat	64	Senior Vice President — Chief Supply Chain Officer
Roger N. Batkin has been Senior Vice President — General Counsel and Corporate Secretary since January 2018. From June 2013 to December 2017, Mr. Batkin was Vice President, General Counsel and Corporate Secretary. Mr. Batkin was Vice President, Legal Services and Chief Compliance Officer for Europe/Africa/Middle East and Asia/Pacific from 2010 to 2013. Mr. Batkin was also Director of the Company’s U.K. Operations between 2009 and 2013. Prior to joining the Company, Mr. Batkin was an attorney with an international law firm.
Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.
Gary L. Collar has been Senior Vice President and General Manager Asia/Pacific/Africa since January 2017. Mr. Collar was Senior Vice President and General Manager, Asia/Pacific from January 2012 to December 2016. Mr. Collar was Senior Vice President and General Manager, Europe/Africa/Middle East and Australia/New Zealand from January 2009 until December 2011 and Senior Vice President and General Manager Europe/Africa/Middle East and Asia/Pacific from 2004 to December 2008. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001. In addition, Mr. Collar is a member of the Board of Directors for Hillenbrand, a publicly traded company in the United States that designs, develops and manufactures engineered industrial equipment and funeral service products.
Robert B. Crain has been Senior Vice President and General Manager, Americas since January 2015. Mr. Crain was Senior Vice President and General Manager, North America from January 2006 to December 2014. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002. Mr. Crain is also an officer of the Association of Equipment Manufacturers.
Helmut R. Endres has been Senior Vice President — Engineering since December 2011. Between 2006 and 2010, Mr. Endres was Chief Technological Officer and Vice President, Engineering, International Trucks and Engines for Navistar International Corporation. Between 1995 and 2006, Mr. Endres worked at Volkswagen (including the Audi division) in various roles, including Executive Director, Group Powertrain and Director, Gasoline Engines. He was a member of the Audi Executive Board’s product Strategy Committee and Chairman of the Volkswagen Group Powertrain Strategy Committee. Between 1982 and 1995, Mr. Endres was with FEV, Inc. in Germany serving in various gasoline and diesel engine engineering roles, including head of the European Business Unit, and leading the Combustion Technologies Divisions.

Eric P. Hansotia has been Senior Vice President  — Chief Operating Office since January 2019. He served as Senior Vice President, Global Crop Cycle and Fuse Connected Services, from January 2015 to January 2019 and he served as Senior Vice President, Global Harvesting and Advanced Technology Solutions, from July 2013 to January 2015. Prior to joining AGCO, Mr. Hansotia held several positions within John Deere including Senior Vice President, Global Harvesting, from 2012 to 2013 and Vice President, Global Crop Care based in Mannheim, Germany from 2009 to 2012. Prior positions with John Deere include: from 2005 to 2009 — General Manager, Harvester Works; from 2004 to 2005 — Vice President, Global Forestry; and from 1993 to 2004 — various roles at John Deere.
Lucinda B. Smith has been Senior Vice President — Global Business Services since March 2013 and is responsible for the functional management of all Human Resources and Information Technology organizations worldwide as well as for AGCO’s Shared Services Center in Budapest, Hungary. Ms. Smith was Senior Vice President — Human Resources from January 2009 to March 2013; Vice President, Global Talent Management & Rewards from May 2008 to December 2008; and Director of Organizational Development and Compensation from 2006 to 2008. From 2005 to 2006, Ms. Smith was Global Director of Human Resources for AJC International, Inc. Ms. Smith also held various domestic and global human resource management positions at Lend Lease Corporation, Cendian Corporation and Georgia-Pacific Corporation.
Rob Smith has been Senior Vice President and General Manager, Europe/Middle East since January 2017. Mr. Smith was Senior Vice President and General Manager, Europe/Africa/Middle East from September 2013 to December 2016. Mr. Smith was the Vice President & General Manager of the global Engine Components Division for TRW Automotive from 2007 to 2013. He served as the Chairman of the Supervisory Board of TRW Automotive GmbH from 2009 to 2013. Prior to joining TRW, Mr. Smith served as Vice President of the Global Automotive Division at Tyco Electronics from 2005 to 2006, and Vice President & General Manager of Bombardier Transportation’s Aftermarket Parts and Material Repair and Overhaul business from 2002 to 2005. From 1993 to 2001, he served in various operations and supply chain roles in the global automotive industry with LucasVarity PLC, Lucas Industries PLC and BMW. In addition, Mr. Smith is a member of the Board of Directors and is the Chairman of the Technology Committee for FL Smidth & Co A/S, a publicly traded Danish leading supplier of equipment and services to the global mining and cement industries.
Josip T. Tomasevic has been Senior Vice President — Chief Procurement Officer since January 2019. From October 2011 to December 2018, Mr. Tomasevic was Vice President — Global Purchasing Materials. Prior to joining the Company, Mr. Tomasevic was Head of Corporate Purchasing at Claas KGaA mbH.
Hans-Bernd Veltmaat has been Senior Vice President — Chief Supply Chain Officer since January 2012. Mr. Veltmaat serves on the Industry Executive Advisory Board for the Executive MBA in Supply Chain Management Program at the Swiss Federal Institute of Technology Zurich. Mr. Veltmaat was Senior Vice President — Manufacturing & Quality from July 2008 to December 2011. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to June 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The design and implementation of our compensation programs are intended to provide appropriate rewards and incentives to our NEOs at a reasonable cost to the Company and, at the same time, to do so in a manner consistent with the views expressed by our stockholders. We believe that our current programs, and the actions taken over the last several years, are consistent with this intent. Highlights include:

•	A continuation of compensation that is highly weighted - on average, approximately 75% - to variable or “at risk” compensation;

•	Targeting compensation at the median (50th percentile) of our peer group;

•	A continued focus on aligning incentives with corporate strategy;

•	Extensive stockholder outreach and changes reflective of that process, including, beginning in 2018, the implementation of “double trigger” vesting in connection with future equity awards; and

•	Elimination of excise tax gross-ups from future employment agreements.

Establishing appropriate executive compensation, particularly incentive compensation, is challenging for us due to the cyclical nature of the agricultural equipment industry. Our objective has been to provide targets that are achievable within the expected industry conditions during the performance period. We believe this approach maximizes our performance at all points in the cycle and, critically, supports retention of executives. Our historical practice has generally been to establish performance targets for a fiscal year at or above the financial outlook communicated to investors at the start of that fiscal year.

Despite these efforts, and as a result of reductions in agricultural equipment industry sales from 2014 to 2017, our approach to compensation did not provide the necessary incentives and rewards to our executives, and, as a result, in 2016 we supplemented our traditional approach to compensation with a Retention and Performance Plan (“RPP”) that specifically targeted and rewarded improvements in key metrics. At the same time, we set goals that were better aligned with what reasonably could be achieved. In the past two years, we have seen some stability in agricultural equipment industry sales, and our incentive compensation goals established in 2017 and 2018 generally reflect year-over-year increases that we believe are challenging but also reasonable given current market conditions.
Below we describe our compensation philosophy, the compensation programs provided to our NEOs, and the decision-making process followed in setting compensation for our NEOs during 2018. This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs for these purposes are:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	Robert B. Crain, Senior Vice President and General Manager, Americas

•	Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer

•	Rob Smith, Senior Vice President and General Manager, Europe/Middle East

•	Hans-Bernd Veltmaat, Senior Vice President — Chief Supply Chain Officer
At the 2018 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation, with over 94% of shares voted supporting our executive compensation policies and practices.
During each of the last three years, we engaged in an outreach program with stockholders to discuss our compensation philosophy and programs and to receive comments and feedback on a number of matters. We value and seriously consider feedback from our stockholders. Our Compensation Committee Chairman participated in some of the meetings to answer questions and to provide his perspective on our compensation plans. Many important topics were discussed, including target-setting and maintaining a competitive pay structure during the industry down cycles. As a result of these outreach efforts, we held in-person or telephonic meetings with stockholders representing a significant portion of our outstanding shares. The majority of stockholder feedback was positive and provided support for our overall compensation policy and decisions. We did make several changes to our compensation policies based on stockholder feedback, such as eliminating from future employment agreements the gross-up for excise taxes on severance payments due to a change in control, adopting a “double trigger” equity vesting in connection with future equity awards, modifying our peer group to better align with our current revenue size, and replacing our earnings per share target with a net income target in our annual Management Incentive Plan.

Consistent with our commitment to executive compensation best practices, some of which are discussed in Proposal No. 2 above, the following executive compensation practices are in place:

•	The financial performance objectives in our annual and long-term incentive plans are reviewed and approved annually by the Compensation Committee;

•	Our annual and long-term incentive plans consist of multiple performance objectives, mitigating focus on any one objective in particular;

•	The vesting period for our NEOs’ stock-settled stock appreciation rights is 48 months, and the periods for performance shares and restricted stock units (“RSUs”) generally are 36 months;

•	Our NEOs (and directors) are subject to stock ownership requirements;

•	Compensation levels for our executives (including NEOs) generally are targeted at median levels of market competitiveness;

•	Our compensation programs support a conservative approach to share usage associated with our stock compensation plans;

•	The design of our compensation programs attempts to mitigate the possibility of excessive risk-taking that could harm the long-term value of AGCO;

•	For new executive employment agreements beginning in 2017, we eliminated the gross-up for excise taxes on severance payments due to a change in control;

•	We adopted double-trigger equity vesting in the case of a change-in-control for equity awards made in 2018 and in subsequent periods; and

•	We have a clawback provision in place that can require the return of any bonus or incentive compensation.
Compensation Philosophy and Governance
It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Are aligned with median market levels and competitive with companies of similar revenue size and complexity;

•	Align with stockholder interests;

•	Reward performance;

•	Attract and retain quality management;

•	Encourage executive stock ownership;

•	Mitigate excessive risk-taking; and

•	Are substantially consistent among our locations worldwide.
AGCO’s compensation philosophy is reviewed regularly and most recently was updated and approved by the Compensation Committee in July 2018. The philosophy is intended to articulate our principles and strategy for total compensation and specific pay program elements. It is closely aligned with our business strategy and reflects performance attributes and, as such, ties executives’ interests to those of our stockholders and other employees.

We implement this compensation philosophy through five primary elements of compensation:

Component	Philosophy	Strategy/Competitive Positioning
Base Salary	• Establishes the foundation of total compensation and supports attraction and retention of qualified staff	• Generally targeted at median levels of other industrial companies of similar revenue and complexity
Annual Management Incentive Plan (IC Plan)	• Facilitates alignment of management with corporate objectives to achieve outstanding performance and meet specific AGCO financial goals
•  Target award opportunities competitive with median levels of other industrial companies of similar size and complexity, with minimum and maximum award opportunities ranging from 50% to 200% of target, respectively

Long-Term Incentives (LTI Plan)	• Engages management in achieving longer-term performance goals and making decisions in the best interests of stockholders	• Target award opportunities competitive with median levels of other industrial companies of similar size and complexity
Retirement Benefits	• Supports the attraction and retention of key executives
•  Competitive with general market practices; in the U.S., retirement benefits for executives consists of 401(k) and non-qualified benefits

•  For executives who became eligible to participate in the non-qualified benefits prior to August 1, 2015, these benefits consist of the Executive Nonqualified Pension Plan (“ENPP”), which for vesting requires executives to remain employed with the Company until attaining at least age 50 with ten years of service (five years of which must include participation in the ENPP)

•  For executives promoted or hired after August 1, 2015, those benefits consist of a nonqualified defined contribution plan

Perquisites	• Supports the attraction and retention of key executives	• Minimal use, as appropriate
As discussed elsewhere, on occasion, we have concluded that varying or additional awards were appropriate in light of special circumstances. The 2016 RPP is one example of that, as is the retention award discussed below.
We believe that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation. As illustrated below, on average over 75% of our NEO compensation was variable or “at risk” and tied to AGCO’s performance with the greatest portion associated with long-term incentives:
When establishing compensation and performance criteria, goals are set that we believe reflect key areas of performance supporting our long-term success. We consider factors such as our current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within our compensation plans.

Compensation Consultant Independence
The Compensation Committee approves all compensation for executive officers, including the structure and design of the compensation programs. The Compensation Committee is responsible for retaining compensation consultants and determining the terms and conditions of their engagement, including fees. Since 2005, the Compensation Committee has engaged Willis Towers Watson, a globally recognized advisory, brokering and solutions company, to advise the Compensation Committee (and at times management) with respect to our compensation programs and to perform various related studies and projects, including market analysis and compensation program design. A Willis Towers Watson representative reports directly to the Compensation Committee as its compensation advisor.
The Compensation Committee annually reviews the role of its compensation advisor and believes that the advisor is fully independent for purposes of providing on-going recommendations regarding executive compensation. In addition, and in conjunction with the SEC requirements that public companies formally review advisor independence, the Compensation Committee concluded that the compensation advisor is independent and provides candid, direct and objective advice to the Compensation Committee. To ensure independence:

•	The Compensation Committee directly hired and has the authority to terminate the compensation advisor;

•	The compensation advisor reports directly to the Compensation Committee and the chairperson;

•	The compensation advisor meets regularly and as needed with the Compensation Committee in executive sessions that are not attended by any of our officers;

•	The compensation advisor and the team at Willis Towers Watson have direct access to all members of the Compensation Committee during and between meetings;

•
No regular member of the Willis Towers Watson executive compensation team owns any stock of AGCO, other than possibly investments in mutual funds or other funds that are managed without the member’s input; and

•	The executive compensation advisor and team at Willis Towers Watson do not have any personal or business relationships with any member of the Compensation Committee or executive officer of AGCO.
Willis Towers Watson provides the Compensation Committee with an annual update on its services and related fees. The Compensation Committee determines whether Willis Towers Watson’s services are performed objectively and free from the influence of management. With the full knowledge of the Compensation Committee, AGCO has retained a distinct and separate unit of Willis Towers Watson for other services, including broad-based employee retirement and benefit services, and specific projects within multiple countries for various Company subsidiaries, consisting primarily of actuarial services for our defined benefit plans and pension administration services.
The Compensation Committee also closely examines the safeguards and steps Willis Towers Watson takes to ensure that its executive compensation consulting services are objective. For example:

•	Willis Towers Watson has separated its executive compensation consulting services into a single, segregated business unit within Willis Towers Watson;

•
Willis Towers Watson associates are subject to a comprehensive Code of Conduct and Ethics, which addresses issues including conflicts of interest and associates’ ownership and trading of client company stock, among other areas;

•	The compensation advisor receives no direct incentives based on other services Willis Towers Watson provides to AGCO;

•	The compensation advisor is not the Willis Towers Watson client relationship manager for AGCO; and

•	Neither the compensation advisor nor any member of the advisor’s team participates in any activities related to the services provided to AGCO by other Willis Towers Watson business units.
For these reasons, the Compensation Committee does not believe that Willis Towers Watson’s services for AGCO’s employee retirement and benefit plans, or its specific projects, compromise its compensation advisor’s ability to provide the Compensation Committee with perspective and advice that is independent and objective.
The total amount of fees for consulting services provided to the Compensation Committee in 2018 by its compensation advisor was approximately $271,000. The total amount of fees paid by AGCO to Willis Towers Watson in 2018 for all other services, excluding Compensation Committee services, was approximately $1,400,000. These other services are mainly related to actuarial services for our defined benefit plans and pension administration services and health and group benefits consulting.

Competitive Analyses
We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted periodically and include a comparison to nationally recognized compensation surveys, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation practices followed at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation programs and establish the specific compensation levels for our executives.
The Compensation Committee performed an external market review in 2018 that examined the competitiveness of the Company’s NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and LTI pay. The Compensation Committee’s goal is to provide base salary, target total cash compensation (e.g., base salary plus target bonus opportunity) and target total direct compensation (e.g., target total cash plus target LTI opportunity) for each NEO at the market median, which reflects an average of published survey data for companies of similar revenue size and information from peer proxy statements.
The Compensation Committee uses the external market review to help it make informed decisions regarding NEO compensation. For the Chief Executive Officer, the Compensation Committee recognizes the critical nature of this role, his higher level of responsibility within the Company and his more pervasive influence over our performance and, therefore, provides market competitive levels of compensation that differ from levels of compensation paid to other NEOs. Mr. Richenhagen, as Chief Executive Officer of the Company, is placed in his own level based purely on median market information and benchmarking.
It is our philosophy to compensate Senior Vice Presidents (“SVPs”) relative to their particular function, scope and industry comparator.
The Compensation Committee, in recognition of the collaborative efforts of the General Managers operating not only their respective businesses, but also our worldwide business, sets the compensation of all General Managers at similar levels. In Mr. Beck’s case, the Compensation Committee’s view is that the Chief Financial Officer should not be paid significantly more than the General Managers, which is consistent with our compensation philosophy and reinforced by the internal grouping of the Company’s executives. However, in recognition that external market data for Mr. Beck’s position is higher than external market data for the General Managers, he received a slightly larger LTI award in 2017 and 2018. In the case of Mr. Veltmaat, the pay positioning of his role is targeted to approximate the upper end of the grade range due to the criticality of his role within the organization.
As part of its regular process, the Compensation Committee reviewed our peer group in July 2018 to ensure that the included companies are appropriate comparators for determining whether total compensation for NEOs aligns with market. Industrial and other equipment manufacturers approximately one-half to two times AGCO’s revenue size are primarily considered by the Compensation Committee. Prior to the Compensation Committee review, our peer group consisted of 19 companies. Upon review, Agrium was removed due to its acquisition by Potash and Chicago Bridge & Iron was removed due to its acquisition by McDermott International. No other changes were made to the peer group. The Compensation Committee believes that the companies in the current peer group reflect AGCO’s size and align with our business and the markets in which we serve and operate as well as recruit talent. The composition of the current peer group (17 companies) is shown below:

• BorgWarner Inc.	• Masco Corporation	• Rockwell Automation, Inc.
• Cummins, Inc.	• Navistar International Corporation	• Stanley Black & Decker
• Dover Corporation	• Oshkosh Corporation	• Terex Corporation
• Flowserve Corporation	• PACCAR Inc.	• Trinity Industries, Inc.
• Illinois Tool Works Inc.	• Parker Hannifin Corporation	• Textron Inc.
• Ingersoll-Rand Company Limited	• Pentair plc
The Compensation Committee will continue to regularly review the composition of the peer group and make updates as needed.

Base Salary
In April 2018, the Compensation Committee provided market-aligned base salary increases to our NEOs. A 3% base salary increase was provided to Martin Richenhagen, our Chief Executive Officer. This was the first increase in Mr. Richenhagen’s base salary since 2015. His new base salary is now $1,385,942. Base salary increases for Messrs. Beck, Crain, Smith, and Veltmaat ranged from 2% to 10%.
Annual Cash Incentive Bonuses
Incentive compensation is based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas. For 2018, incentive compensation awards for all NEO’s and senior vice presidents were based 100% on corporate goals for global alignment purposes. Incentive compensation opportunities are expressed as a percentage of the executive officer’s base salary. The annual award opportunities for the NEOs in 2018, all of which relate to corporate goals, are shown in the chart below:

	Opportunity as a Percentage of Base Salary
Name	Minimum Award	Target Award	Maximum Award
Mr. Beck	50%	100%	200%
Mr. Crain	45%	90%	180%
Mr. Richenhagen	70%	140%	280%
Mr. Smith	45%	90%	180%
Mr. Veltmaat	45%	90%	180%
Under the IC Plan, graduated award payments of 50% of target are made if a minimum of approximately 80% of the target goal is met, increasing to the maximum payout when approximately 140% of the target goal is met. The corporate objectives are set at the beginning of each year and approved by the Compensation Committee based upon a budget approved by the Finance Committee. However, unless a threshold adjusted earnings per share (“EPS”) goal is reached, no awards are paid regardless of performance relative to the other target goals. For the year ended December 31, 2018, the corporate objectives were based on targets for net income, free cash flow, operating margin as a percentage of net sales, and quality improvement. The calculation of these measures and corporate weightings are as follows:

•	Net Income: Net income adjusted to exclude restructuring expenses and certain other approved items (40% weight).

•	Free Cash Flow: Operating cash flow minus capital expenditures (30% weight).

•
Operating Margin as a Percentage of Net Sales:    The percentage calculated when income from operations is divided by net sales (20% weight). This measure also excludes restructuring expenses and certain other approved items.

•	Quality Improvement: Product Concern Resolution Efficiency and Repair Frequency (10% weight).
For 2018, targets for each of the measures and AGCO’s performance are summarized below:

Measure(1)	Weight	Bonus Objective	Performance	Percent Achieved	Earned Award
Net Income	40%	$279.7	$310.2	111%	51.0%
Free Cash Flow	30%	$225.3	$392.5	174%	60.0%
Operating Margin as a Percentage of Sales	20%	5.3%	5.4%	102%	21.0%
Quality Improvement	10%			89%	7.25%

(1)	Dollar amounts stated in millions; performance amounts reflect adjustments made in accordance with the awards.
In setting performance goals each year, the Compensation Committee aims to set performance goals that are calibrated to Company performance expectations. While industry demand was projected to be flat in 2018 compared to 2017, we set our 2018 target performance goals consistent with our forecast for 2018, which was for improved performance. For 2018, the Compensation Committee determined that we performed above target on three of the four performance measures, but that we were slightly below target with respect to the Quality Improvement target (89% achieved). As a result, the corporate portion of bonuses paid to NEOs reflects approximately 139.25% of the established target. All SVPs are measured on corporate goals.
For 2019, the Compensation Committee established operating margin as a percentage of net sales and free cash flow as the performance measures. The increased weighting of the operating margin metric reflects the importance the Company has placed on margin improvement as a key to increasing Company performance and shareholder value. This approach is consistent with the feedback that we received from stockholders.
The IC Plan also provides for payment of a pro rata portion of the participant’s bonus upon a change of control, as well as additional bonus payments to certain participants terminated without cause within two years of a change of control. This is further explained in “Severance Benefits and Change of Control.”
Long-term Incentives
We provide performance- and retention-based equity opportunities to the NEOs. LTI represents a significant component of total compensation and weighs heavily in the overall pay mix for executives. The overarching principles of the LTI Plan are:

•	LTI is performance-based and intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders;

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity;

•	Realizable gains are intended to vary with Company performance and stock price growth; and

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO.
While awards under the LTI Plan generally are made annually, from time to time, the Compensation Committee may also utilize special incentives to support strategic initiatives and to strengthen retention of management.
The following table summarizes the mix, performance measurements and general terms for each form of equity awarded to our NEOs for 2018 under our LTI Plan:

	Performance Share Plan (“PSP”)	Stock-Settled Stock Appreciation Rights (“SSARs”)	Restricted Stock Units (“RSUs”)
LTI Mix	60%	20%	20%
Description	• Performance shares that are earned on the basis of AGCO’s performance versus pre-established goals for a three-year cycle	• SSARs provide the right to receive share appreciation over the grant price, payable in whole shares of AGCO common stock	• RSUs are full share equivalents, payable at the end of the vesting period
Performance Measurements
• 50% Earnings Per Share
• 50% Return on Invested Capital (“ROIC”)
• The percentage level achievement is determined annually, with the ultimate award that is earned determined based upon the average of three annual percentages
		• Stock price appreciation	• Stock price appreciation, as the total value of RSUs is influenced by stock price
Vesting Period	• Vest in full at the end of the three-year cycle • Number of shares earned depends on performance	• Vest in equal installments over four years	• Vest in equal installments over three years
Restrictions / Expiration	• Converted to AGCO common stock upon vesting	• Expire seven years from the grant date	• N/A
Competitive Positioning	• Target award levels set at median level of market competitiveness	• Median level of market competitiveness	• Median level of market competitiveness
In January 2018, the Compensation Committee approved long-term incentive awards for 2018 eligible plan participants. Long-term incentive awards for the NEOs in 2018 are summarized in the table below under the caption “2018 Grants of Plan-Based Awards.”
For grants under the PSP, EPS and average ROIC were chosen as performance measures because they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term.

The Compensation Committee established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The EPS and average ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.
The matrix of award opportunities is illustrated below:

		Earnings Per Share (EPS)
		Below Threshold	Threshold	Target	Outstanding
ROIC	Outstanding	100.0%	116.5%	150.0%	200.0%
	Target	50.0%	66.6%	100.0%	150.0%
	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%
If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. Unless the Compensation Committee determines otherwise, the Compensation Committee excludes restructuring and certain other items from the calculation of EPS and ROIC in order to ensure the calculations are equitable and appropriate decisions and actions are not discouraged by their projected impact on the awards.
For the awards granted in 2016 under the PSP, the Compensation Committee determined that, based on the Company’s performance for the applicable three-year PSP performance cycle (2016-2018), we achieved above “target” on both the cumulative EPS and ROIC goals, thus producing a payout as shown in the chart below. The information provided below includes adjustments made by the Compensation Committee in accordance with the LTI Plan for certain items.

Measure(1)	Year	Target	Actual	Earned Award
EPS	2016	$2.30	$2.47	200%
	2017	$2.53	$3.02	200%
	2018	$2.78	$3.89	200%

ROIC	2016	5.5%	5.5%	100%
	2017	6.1%	5.9%	90%
	2018	6.7%	7.1%	144%

2016 Average				150%
2017 Average				145%
2018 Average				172%
Cumulative				156%

(1)	Performance amounts reflect adjustments made in accordance with the awards.
The target award and actual number of shares received by the NEOs for the three-year performance cycle covering 2016-2018 are shown below:

Three-Year Performance Cycle (2016-2018)
Name	Target Award	Actual Award
Mr. Beck	14,700 shares	22,932 shares
Mr. Crain	11,700 shares	18,252 shares
Mr. Richenhagen	83,000 shares	129,480 shares
Mr. Smith	11,700 shares	18,252 shares
Mr. Veltmaat	11,700 shares	18,252 shares

In 2018, the Compensation Committee established award opportunities for executives covering a new three-year PSP performance cycle (2018-2020), as well as a new grant of SSARs and RSUs. The Compensation Committee’s strategy is to regularly evaluate the size of award levels by taking into consideration market practices, the industry’s cyclicality and other appropriate factors. New targets covering the 2018 -2020 three-year performance cycle were established for EPS and ROIC that take into account current and projected industry conditions so that the goals are realistically aligned with what the Compensation Committee believes is achievable. Target percentage level achievement on the new three-year PSP performance cycle (2018-2020) is based upon averaging the amounts earned during each year in the three-year performance cycle rather than on a cumulative basis during the entire performance cycle.
Targets covering the three-year 2019-2021 performance cycle were established for operating margin as a percentage of net sales and ROIC. This shift reflects the desire to reinforce the importance of margin improvement, which is consistent with stockholder feedback, but at the same time retains an appropriate linkage to earnings.
We consider the target goals for PSP awards for uncompleted cycles to be confidential. Historically, the Compensation Committee has established target goals for our executive officers that the Compensation Committee believed at the time of grant were reasonably achievable.
The Compensation Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President — Global Business Services, assists the Compensation Committee with recommendations for award levels for all other executive officers based on external competitive analyses. Our policy is that SSARs are awarded with exercise prices at or above the fair market value of the Company’s common stock on the date of the grant.
Retention Award for CEO
Mr. Richenhagen is 66 years old, and while he has not expressed a specific intent to retire, the Company’s Succession Planning Committee and Compensation Committee consider that he is in a position, both financially and personally, where he could retire at any time should he so elect. Both Committees also consider that his continued service as Chief Executive Officer is in the best interests of shareholders, particularly as the Company continues to target cost reductions and margin improvements, initiatives which are being led by Mr. Richenhagen. The Compensation Committee concluded that the most effective way to mitigate the risk that Mr. Richenhagen may retire in the near-term was to make a one-time, time-based retention award. The details are as follows:

•	137,000 RSUs, which the fair value on the grant date of July 25, 2018 was approximately $7.9 million

•	Full award vests on December 31, 2020 -- there is no partial vesting before that date

•	Double trigger provision (as is more fully described below)
Mr. Richenhagen’s focus during this period is expected to be:

•	Development and execution of strategic business plan;

•	Execution of near-term operational and strategic actions to drive both cost reductions and margin improvements;

•	Development of a comprehensive succession plan to ensure leadership continuity; and

•	Successful integration of recent acquisitions to improve profitability (e.g., Precision Planting and Lely).
This one-time award subsequently was discussed with shareholders as part of our shareholder engagement process to ensure that they were aware of the circumstances and need for the award.
Clawback of Incentive Compensation
We have a Compensation Adjustment and Recovery Policy. Pursuant to the policy, if the Board learns of any misconduct by an officer of AGCO or one of its subsidiaries that contributed to our having to restate our published financial statements, it shall take, or direct to take, such action as it deems reasonably necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the individual in violation of the policy. In determining whether remedial action is appropriate, the Board shall take into account such factors as it deems relevant, including whether the misconduct reflected negligence, recklessness or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the officer.
In addition, the Board will, to the full extent permitted by governing law, in all appropriate cases, direct us to seek reimbursement of any bonus or incentive compensation awarded to an officer, or effect the cancellation of unvested, restricted or deferred equity awards previously granted to an officer, if: (1) the amount of the bonus or incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced as part of a restatement; (2) the officer engaged in intentional wrongdoing that contributed to the restatement; and (3) the amount of the award would have been lower had the financial results been properly reported.

In determining what action to take or to require to take, the Board may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon us in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by such authorities.
Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, we also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
The policy further specifies that the authority vested in the Board under the policy may be exercised by any committee thereof. In addition, this policy will be evaluated after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Share Ownership and Retention Requirements
Share ownership by directors and executive officers emphasizes the alignment of their interests with those of stockholders. The Company’s stock ownership program requires (i) non-employee directors to own common stock, or other equity equivalents, equal in value to four times the value of the annual retainer, (ii) the Chief Executive Officer to own common stock, or other equity equivalents, equal in value to five times annual salary, and (iii) all other executive officers to own common stock, or other equity equivalents, equal in value to three times their respective annual salaries. Once the minimum ownership level is achieved, an individual will remain qualified if he or she continues to hold at least the number of shares that is initially required regardless of the change in market value of the underlying stock. Any person becoming a director or executive officer has four-years from his or her election to comply with the stock ownership requirements. Our directors and executive officers all currently meet these requirements.
Hedging and Pledging Policy
We have a Hedging and Pledging Policy. Board members and officers are prohibited from, directly or indirectly, (1) pledging a significant number of the Company’s equity securities, or (2) hedging with respect to any of the Company’s equity securities. For these purposes, (a) “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and (b) “significant” means the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by the board member or officer. Also for these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the board member or officer offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. “Equity securities” include common stock, voting preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a board member or officer for these purposes shall include equity securities attributable to the board member or officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934. In addition, equity securities that are pledged shall not be counted toward board member and officer ownership requirements.
Compensation Risk Assessment
The Compensation Committee regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives, and not designed to encourage executives to take unwarranted risks. Specifically, the overall design of the compensation philosophy and plans mitigate risks because: (1) the financial performance objectives of the short and long-term incentive plans are reviewed and approved annually by the Board; (2) the plans consist of multiple performance objectives, thus lessening the focus on any one in particular; (3) short and long-term incentive payouts are capped for all participants; and (4) the Company has in place a clawback provision that can require the return of bonus and other incentive compensation.
Tax Considerations
Section 162(m) of the IRC generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Through the end of 2017, performance-based compensation was not subject to this limit on deductibility, provided that such compensation met certain requirements, including stockholder approval of material terms of compensation. The Company generally designed its compensation to meet the requirements for the exception to Section 162(m). Effective for 2018 and subsequent years, Section 162(m) was amended to eliminate the exception for performance-based compensation. As a result, all compensation in excess of $1 million, regardless of how structured, no longer is deductible. The Company did not modify its compensation programs in response to the amendment, but may do so in the future.

Retirement Benefits
We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For our Company’s 401(k) plan, we generally contributed approximately $12,375 to each eligible executive’s 401(k) account during 2018, which was the maximum contribution match allowable under the Company’s 401(k) Plan.
For U.S. executives, who became eligible to participate prior to August 1, 2015, we maintain an Executive Nonqualified Pension Plan (“ENPP”), which is designed to provide competitive retirement benefits that will attract and retain our executives. The ENPP provides U.S.-based executive officers with retirement income for a period of 15 years - for the remainder of their lives if they retire from the Company after age 65 - based on a percentage of the average of their highest three non-consecutive years of base salary and bonus during their final 10 years of employment (referred to as their “three-year average compensation”), reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions, as if the executive had made the maximum contribution. The benefit paid to the executive officers is 3% of their three-year average compensation multiplied by credited years of service, with a maximum annual benefit of 60% of their three-year average compensation. Benefits under the ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include participation in the ENPP), but are not payable until the participant reaches age 65. For executives promoted or hired after August 1, 2015, those benefits consist of a nonqualified defined contribution plan.
Severance Benefits and Change of Control
Reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to executives are designed to take into account the difficulty executives may experience with seeking comparable employment.
Employment agreements with the executives provide severance benefits when the termination is without “cause” or for termination with “good reason.” The severance benefit depends on whether the termination involved a change of control. For terminations without “cause” or for “good reason” that do not involve a change of control, the severance benefit allows for the executives to receive his or her base salary for a period of up to two years and a pro rata portion of the bonus to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year. Specifically for the NEOs, Messrs. Crain, Smith and Veltmaat may receive their respective base salaries and bonus amounts for one year upon termination. Mr. Beck may receive his base salary and bonus amount for two years upon termination. Mr. Richenhagen will not receive cash severance because his employment agreement stipulates that no cash severance is paid when he reaches the age of 65. A terminated U.S.-based executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65.
We also believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are in alignment. By providing certain change of control benefits, we believe executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.
The Board has approved post-employment compensation to NEOs for terminations that occur within two years of a change of control. In such case, the executive would receive a lump-sum payment equal to (i) two times his or her base salary in effect at the time of termination, (ii) a pro-rata portion of his or her bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of his or her awards received during the prior two completed years and the current year’s trend (except that for Mr. Richenhagen, the lump sum payment would equal (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus earned for the year of termination and (iii) a bonus equal to three times the three year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend), and the executive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards.
For awards under our equity incentive plan prior to 2018, the plan allows for all unearned awards to become fully vested and exercisable, and all performance goals applicable to an award will be deemed automatically satisfied with respect to the greater of the target level of compensation expected to be attained pursuant to such award or the level of performance dictated by the trend of the Company’s actual performance, so that all of such compensation shall be immediately vested and payable. Effective with equity awards in 2018, the “single trigger” provision, which stated that shares will vest upon a change in control, was replaced with a “double-trigger” provision that states that vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants.
All benefits under the ENPP that have been earned based on years of service also become vested upon a change of control.
Executives with employment agreements prior to 2017 are entitled to receive a gross-up for excise taxes due on any of the change of control payments described above, other than ordinary income taxes associated with payouts from a change of control. Based upon discussions with stockholders, we have eliminated the gross-up for excise taxes on severance payments due to a change in control for any executive receiving an initial employment agreement in 2017 and beyond.
For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire common stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of our Board of Directors are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of our assets.
Perquisites and Other Benefits
We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest. Perquisites are periodically reviewed for executives to ensure conformity with this policy. The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or athletic club. We do not allow executive officers the use of our leased aircraft for personal use. Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.
For executives on international assignments, additional expatriate benefits are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and host country. In addition, financial assistance is provided to the assignee for expenses such as relocation, children’s education, tax preparation and home leave travel.
Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental and disability insurance coverage.
Post-Employment Compensation
Each of the NEOs is covered by an employment agreement. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”
Summary
Overall, we believe our executive compensation programs accomplish the objectives for which they have been designed and are in concert with the compensation philosophy. We believe the competitive compensation that is provided to our executives is reasonable based on competitive market practices and has enabled us to attract and retain a strong management team generating strong results in a challenging industry environment. We further believe that our short-term and long-term incentive programs appropriately reward our executives for their achievement of performance goals and that these programs sufficiently align the interests of the executives with those of the stockholders.

SUMMARY OF 2018 COMPENSATION
The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2016, 2017 and 2018.
In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock, SSARs or RSUs measured in dollars and calculated in accordance with ASC 718. For SSARs, the ASC 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018. For awards of stock, the ASC 718 aggregate grant date fair value per share is equal to the closing price of our common stock on the date of grant. The amounts disclosed as the aggregate grant date fair value of the stock awards granted under the PSP and RPP are computed at the probable outcome of the performance conditions, or “target” level. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals. Please also refer to the table below under the caption “2018 Grants of Plan-Based Awards.” In the column, “Waived Stock Awards,” we disclose the stock awards that have been waived measured in dollars and calculated in accordance with ASC 718.
In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our IC Plan. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year.
In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2018.
In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.
The Company currently has employment agreements with Messrs. Beck, Crain, Richenhagen, Smith and Veltmaat. The employment contracts provide for current base salaries at the following annualized rates per annum: Mr. Beck — $641,300; Mr. Crain — $594,104; Mr. Richenhagen — $1,385,942; Mr. Smith — $599,946; and Mr. Veltmaat — $598,230. Messrs. Beck, Crain, Richenhagen, Smith and Veltmaat’s employment contracts continue in effect until terminated in accordance with their terms. Actual amounts paid in the year vary slightly due to timing of pay periods. In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in benefit plans and other arrangements generally available to senior executive officers of the Company.

2018 SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	SSAR Awards(2) ($)	Waived Stock Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- Qualified Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Andrew H. Beck, Senior Vice President — Chief Financial Officer	2016	530,000	—	1,639,338	130,074	—	641,830	556,948	45,514	3,543,704
	2017	569,750	—	1,019,082	188,760	—	954,901	1,046,532	51,759	3,830,784
	2018	626,725	—	968,755	172,592	—	872,714	312,013	42,304	2,995,103
Robert B. Crain, Senior Vice President and General Manager, Americas	2016	560,000	—	1,305,717	103,740	—	337,327	864,660	67,944	3,239,388
	2017	572,600	—	820,237	151,008	—	863,710	803,120	66,897	3,277,572
	2018	589,778	—	767,836	137,816	—	739,139	894,990	52,338	3,181,897
Martin H. Richenhagen, Chairman, President and Chief Executive Officer	2016	1,345,575	—	5,002,803	734,160	4,219,720	2,281,288	2,911,388	105,609	16,600,543
	2017	1,345,575	—	5,747,717	1,063,920	—	3,157,257	3,317,011	93,116	14,724,596
	2018	1,375,851	—	13,437,972	985,320	—	2,682,220	2,077,025	90,231	20,648,619
Rob Smith, Senior Vice President and General Manager, Europe/Middle East	2016	566,512	—	1,305,717	103,740	—	793,598	183,996	93,375	3,046,938
	2017	579,601	—	820,237	151,008	—	874,271	203,755	112,843	2,741,715
	2018	601,219	—	767,836	137,816	—	753,478	130,322	86,875	2,477,546
Hans-Bernd Veltmaat, Senior Vice President — Chief Supply Chain Officer	2016	575,000	—	1,305,717	103,740	—	626,692	864,660	70,979	3,546,788
	2017	583,625	—	820,237	151,008	—	880,340	950,747	52,843	3,438,800
	2018	595,298	—	767,836	137,816	—	746,056	754,663	60,952	3,062,621

(1)	Stock Awards for 2016
In 2016, awards were granted under a three-year performance cycle under the PSP where the awards earned are based on the average of each year in the three-year performance cycle, under a one-year performance cycle under the RPP for a performance period that ended in December 2016 and RSUs that vest in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to both the 2016 three-year performance cycle and the RPP at the probable outcome of the performance conditions, or “target” level, at the date of grant, as well as the grant date fair value of RSUs.
The actual amounts that were earned under the 2016-2018 three-year performance cycle differ as previously disclosed, and were dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions under the 2016-2018 three-year performance cycle for the PSP, the following would be the value of the award on the date of grant: Mr. Beck — $1,324,470; Mr. Crain — $1,054,170; Mr. Richenhagen — $7,478,300; Mr. Smith — $1,054,170; and Mr. Veltmaat — $1,054,170. The value of the awards on the date of grant at the actual achieved level of performance is as follows: Mr. Beck — $1,030,879; Mr. Crain — $820,496; Mr. Richenhagen — $5,820,603; Mr. Smith — $820,496; and Mr. Veltmaat — $820,496.
Assuming the maximum level of performance conditions under the one-year cycle under the RPP, the following would be the value of the award on the date of grant: Mr. Beck — $1,494,696; Mr. Crain —$1,189,656; Mr. Smith —$1,189,656; and Mr. Veltmaat — $1,189,656. The value of the awards on the date of grant at the actual achieved level of performance is as follows: Mr. Beck — $1,233,124; Mr. Crain —$981,466; Mr. Smith —$981,466; and Mr. Veltmaat — $981,466.
The following were the value of the RSUs on the date of grant: Mr. Beck — $229,755; Mr. Crain — $183,804; Mr. Richenhagen — $1,263,653; Mr. Smith — $183,804; and Mr. Veltmaat —$183,804.
Stock Awards for 2017
In 2017, awards were granted under a three-year performance cycle under the PSP where the awards earned are based on the average of each year in the three-year performance cycle and RSUs that vest in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2017 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, as well as the grant date fair value of RSUs. The actual amounts that will be earned under the 2017-2019 three-year performance cycle differ as disclosed above, and are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions under the 2017-2019 three-year performance cycle for the PSP, the following would be the value of the award on the date of grant: Mr. Beck — $1,521,018; Mr. Crain — $1,224,234; Mr. Richenhagen — $8,594,370; Mr. Smith — $1,224,234; and Mr. Veltmaat — $1,224,234. The pre-established performance goals for the first and second year of the three-year performance cycle under the PSP were achieved but are not yet vested.

The following were the value of the RSUs on the date of grant: Mr. Beck — $258,573; Mr. Crain — $208,120; Mr. Richenhagen — $1,450,532; Mr. Smith — $208,120; and Mr. Veltmaat —$208,120.
Stock Awards for 2018
In 2018, awards were granted under a three-year performance cycle under the PSP where the awards earned are based on the average of each year in the three-year performance cycle and RSUs that vest in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2018 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant, as well as the grant date fair value of RSUs. The actual amounts that will be earned under the 2018-2020 three-year performance cycle differ as disclosed above, and are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions under the 2018-2020 three-year performance cycle for the PSP, the following would be the value of the award on the date of grant: Mr. Beck — $1,442,280; Mr. Crain — $1,142,400; Mr. Richenhagen — $8,211,000; Mr. Smith — $1,142,400; and Mr. Veltmaat — $1,142,400. The pre-established performance goals for the first year of the three-year performance cycle under the PSP were achieved but are not yet vested.
The following were the value of the RSUs on the date of grant: Mr. Beck — $247,615; Mr. Crain — $196,636; Mr. Richenhagen — $9,332,472, including the one-time, time-based award discussed below; Mr. Smith — $196,636; and Mr. Veltmaat —$196,636.
In 2018, Mr. Richenhagen was granted a one-time, time-based award to encourage him to delay his retirement and in the interim, to oversee an orderly succession process, the integration of recent acquisitions, the launch of new products and the execution of near-term strategic milestones. In the aggregate, he received 137,000 restricted stock units that vest in one installment on December 31, 2020. Vesting of the restricted stock units generally are subject to Mr. Richenhagen’s continued employment on the date of vesting, except under certain circumstances such as a change in control of the Company.

(2)
SSARs were awarded on January 26, 2016, January 24, 2017 and January 23, 2018. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718.

(3)	These awards, which were grants under the PSP - RPP during 2016, were waived by Mr. Richenhagen.

(4)	Non-Equity Incentive Plan Compensation for 2016. All annual incentive awards for 2016 were performance-based. These payments were earned in 2016 and paid in February or March 2017 under the IC Plan.
Non-Equity Incentive Plan Compensation for 2017. All annual incentive awards for 2017 were performance-based. These payments were earned in 2017 and paid in January or February 2018 under the IC Plan.
Non-Equity Incentive Plan Compensation for 2018. All annual incentive awards for 2018 were performance-based. These payments were earned in 2018 and paid in February 2019 under the IC Plan.

(5)
The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation shown in the “2018 Pension Benefits Table” presented below is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service. The values shown in the Summary Compensation Table represent the change in the pension obligation since the prior year.

Change in pension values during the year may be due to various sources such as:

•
Service accruals:    The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Each of the NEOs who participate in a pension plan earned an additional year of benefit service during 2018 except for Mr. Beck who has already earned the maximum benefit service allowed under the plan.

•
Compensation increases/decreases since prior year:    The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.

•
Aging:    The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.

•
Changes in assumptions:    The amounts shown above are changes in the present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate increased from 2017 to 2018, which resulted in a decrease in the present value of the officers’ benefits.

•
Plan amendments:    The Company periodically amends the retirement programs in order to remain competitive locally and/or align with our global benefits strategy. There were no such amendments during 2018.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(6)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2018:

Name	Club Membership ($)	Defined Contribution Match ($)	Life Insurance(a) ($)	Car Lease and Maintenance(b) ($)	Other(c) ($)	Total ($)
Andrew H. Beck	8,658	12,375	5,242	12,707	3,322	42,304
Robert B. Crain	12,158	12,375	7,536	17,323	2,946	52,338
Martin H. Richenhagen	7,834	12,375	39,978	30,044	—	90,231
Rob Smith	—	—	—	25,707	61,168	86,875
Hans-Bernd Veltmaat	7,824	12,375	10,329	25,015	5,409	60,952

(a)	These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b)	These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.

(c)
The amount for Mr. Beck includes commercial airfare related to attendance by Mr. Beck’s wife at a business-related event in the United States — $3,322. The amount for Mr. Crain includes commercial airfare related to attendance by Mr. Crain’s wife at business-related events in the United States — $2,946. Mr. Crain’s wife accompanied Mr. Crain when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost. Mr. Richenhagen’s wife accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost. The amount for Mr. Smith includes housing allowance — $49,104, tax preparation fees — $6,556 and commercial airfare related to attendance by a guest of Mr. Smith at business-related events in India and the United States — $5,508. The amount for Mr. Veltmaat includes commercial airfare related to attendance by Mr. Veltmaat’s wife at a business-related event in the United States — $5,409.

2018 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s IC Plan, as well as PSP awards, RSUs and SSARs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the fourth-to-last column, we report the number of shares of common stock underlying RSUs granted in the year. In the third- and second-to-last columns, we report the number of shares of common stock underlying SSARs granted in the year and corresponding per share exercise price. In all cases, the exercise price was equal to the closing market price of the Company’s common stock on the date of grant. In the last column, we report the aggregate ASC 718 grant date fair value of all stock and SSAR awards made in 2018. Stock awards include the annual PSP award and the RSU award.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Under- lying SSARs Compen- sation (#)	Exercise Price of SSAR Awards ($/sh)	Grant Date Fair Value of Stock and SSAR Awards ($)
Name	Award Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (# of shares)	Target (# of shares)	Maxi- mum (# of shares)
Andrew H. Beck	IC Plan		313,363	626,725	1,253,450
	PSP	1/23/18				3,367	10,100	20,200				721,140
	RSU	1/23/18							3,468			247,615
	SSAR	1/23/18								13,400	73.14	172,592
Robert B. Crain	IC Plan		265,400	530,799	1,061,598
	PSP	1/23/18				2,667	8,000	16,000				571,200
	RSU	1/23/18							2,754			196,636
	SSAR	1/23/18								10,700	73.14	137,816
Martin H. Richenhagen	IC Plan		963,096	1,926,191	3,852,382
	PSP	1/23/18				19,167	57,500	115,000				4,105,500
	RSU	1/23/18							19,380			1,383,732
	RSU	7/25/18							137,000			7,948,740
	SSAR	1/23/18								76,500	73.14	985,320
Rob Smith	IC Plan		270,549	541,097	1,082,194
	PSP	1/23/18				2,667	8,000	16,000				571,200
	RSU	1/23/18							2,754			196,636
	SSAR	1/23/18								10,700	73.14	137,816
Hans-Bernd Veltmaat	IC Plan		267,884	535,767	1,071,534
	PSP	1/23/18				2,667	8,000	16,000				571,200
	RSU	1/23/18							2,754			196,636
	SSAR	1/23/18								10,700	73.14	137,816

(1)
Amounts included in the table above represent the potential payout levels related to corporate objectives for the fiscal year 2018 under the Company’s IC Plan. The payment for these awards already have been determined and were paid on February 15, 2019 and February 25, 2019 to the NEOs. Refer to Note 3 of the 2018 Summary Compensation Table.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2018
The following table provides information concerning unexercised SSARs and stock (including RSUs) that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For SSAR awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SSARs (#)	SSAR Exercise Price ($)	SSAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Value Realized on Vesting(6) ($)
Andrew H. Beck	14,900	—	—	51.84	1/23/2020	—	—	—	—
	14,700	—	—	55.23	1/22/2021	—	—	—	—
	13,350	4,450	—	43.88	1/21/2022	—	—	—	—
	8,150	8,150	—	46.58	1/26/2023	1,700	98,362	—	—
	4,125	12,375	—	63.47	1/24/2024	19,188	1,370,599	4,100	292,863
	—	13,400	—	73.14	1/23/2025	10,202	567,945	6,733	374,826
Robert B. Crain	2,850	—	—	55.23	1/22/2021	—	—	—	—
	3,550	3,550	—	43.88	1/21/2022	—	—	—	—
	3,250	6,500	—	46.58	1/26/2023	1,360	78,690	—	—
	3,300	9,900	—	63.47	1/24/2024	15,444	1,103,165	3,300	235,719
	—	10,700	—	73.14	1/23/2025	8,088	450,259	5,333	296,888
Martin H. Richenhagen	19,750	—	—	55.23	1/22/2021	—	—	—	—
	75,375	25,125	—	43.88	1/21/2022	—	—	—	—
	46,000	46,000	—	46.58	1/26/2023	9,350	540,991	—	—
	23,250	69,750	—	63.47	1/24/2024	108,308	7,736,440	23,166	1,654,747
	—	76,500	—	73.14	1/23/2025	194,714	10,839,728	38,333	2,133,998
Rob Smith	21,039	—	—	63.64	10/23/2020	—	—	—	—
	—	3,550	—	43.88	1/21/2022	—	—	—	—
	—	6,500	—	46.58	1/26/2023	1,360	78,690	—	—
	3,300	9,900	—	63.47	1/24/2024	15,444	1,103,165	3,300	235,719
	—	10,700	—	73.14	1/23/2025	8,088	450,259	5,333	296,888
Hans-Bernd Veltmaat	2,850	—	—	55.23	1/22/2021	—	—	—	—
	10,650	3,550	—	43.88	1/21/2022	—	—	—	—
	6,500	6,500	—	46.58	1/26/2023	1,360	78,690	—	—
	3,300	9,900	—	63.47	1/24/2024	15,444	1,103,165	3,300	235,719
	—	10,700	—	73.14	1/23/2025	8,088	450,259	5,333	296,888

(1)
SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was January 21, 2015 for the 2015 grants, January 26, 2016 for the 2016 grants, January 24, 2017 for the 2017 grants, and January 23, 2018 for the 2018 grants.

(2)
RSU awards vest in equal installments over three years beginning from the date of grant, which was January 26, 2016 for the 2016 grants, January 24, 2017 for the 2017 grants, and January 23, 2018 for the 2018 grants.

(3)
The pre-established performance goals of certain one-year performance cycles under the PSP were achieved; however, the award is subject to a further vesting period. The number of shares are at the actual level of performance achieved.

(4)
The market value of RSU awards that have not vested is based on the closing price of the Company’s common stock on December 31, 2018, December 31, 2017 and December 31, 2016, which was $55.67, $71.43 and $57.86, respectively. The market value of the awards earned under the three one-year performance cycles under the PSP are based on the closing price of the Company’s common stock on December 31, 2018 and December 31, 2017, which was $55.67 and $71.43, respectively.

(5)
The amounts shown represent the number of shares awarded but unearned under the PSP in January 2017 and January 2018, respectively. The actual amounts that will be earned under the PSP are dependent upon the achievement of pre-established performance goals during the respective performance cycles.

(6)	Based on the closing price of the Company’s common stock on December 31, 2018 and December 31, 2017, which was $55.67 and $71.43, respectively.
SSAR EXERCISES AND STOCK VESTED IN 2018
The following table provides information concerning exercises of SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed year for each of the NEOs. The table reports the number of securities acquired upon exercise of SSARs; the aggregate dollar value realized upon exercise of SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting.

	SSAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Andrew H. Beck	1,119	64,326	52,042	3,320,550
Robert B. Crain	—	—	41,469	2,646,124
Martin H. Richenhagen	—	—	156,655	10,049,981
Rob Smith	4,545	311,921	41,469	2,646,124
Hans-Bernd Veltmaat	—	—	41,469	2,646,124

(1)
The number of shares acquired on exercise of SSARs is computed by dividing the value realized on exercise by the market price of the underlying securities at exercise. The number of shares acquired upon exercise is inclusive of the following shares withheld for income tax purposes: Mr. Beck — 508 shares and Mr. Smith — 1,592 shares.

(2)
The dollar amount realized upon exercise is computed by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs.

(3)
Shares withheld for income tax purposes related to stock vested were as follows: Mr. Beck — 23,329 shares, Mr. Crain — 18,626 shares, Mr. Richenhagen — 70,723 shares, Mr. Smith — 14,534 shares and Mr. Veltmaat — 18,032 shares.

PENSION BENEFITS
The “2018 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2018 Summary Compensation Table” and the “2018 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with ASC Topic 715, “Compensation – Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.
Executive Nonqualified Pension Plan
The ENPP provides the Company’s U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions. In addition, executives who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15-year certain period ends (i.e., at age 80).
The key provisions of the ENPP are as follows:
Monthly Benefit.    Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon (at the maximum level), and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.
Final Average Monthly Compensation.    The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years in which such sum was the highest from among the ten years prior to his or her death, termination or retirement.
Vesting.    Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieving five years of participation in the ENPP. An executive must remain with the Company until age 65 with at least ten years of service (five years must include tenure as an executive officer) to vest in the life annuity portion of this benefit that begins at age 80. Alternatively, all participants will become vested in the plan in the event of a change of control.
Early Retirement Benefits.    Participants may not receive retirement benefits prior to normal retirement age.
Swiss Life Collective “BVG” Foundation
The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Smith is a participant. The BVG ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Smith. Mr. Smith’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.
The key provisions of the BVG plan are as follows:
Retirement benefit.    Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

Pay credits.    Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit (standard level) as a percentage of pay (paid by employee)
25 - 34	5.5%	2.5%
35 - 44	7.5%	3.5%
45 - 54	11.5%	4.5%
55 - 65	13.5%	5.5%
Pensionable pay.    Payable at the annual rate of base pay.
Normal Retirement Age.    Age 65 for males; age 64 for females (as in accordance with Swiss law).
Early Retirement Benefits.    Participants may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.
Swiss Life Additional Capital Plan
Effective January 1, 2012, the BVG also operates an enhanced pension fund for executives in Switzerland, for which Mr. Smith is a participant. This plan is a cash balance formula, with contributions made only by the Company, and contributions are made retroactive to date of hire.
The key provisions of the additional capital plan are as follows:
Retirement benefit.    Upon retirement, participants will receive benefits equal to that of their cash balance account. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.
Pay credits.    Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit as a percentage of pay (paid by employee)
35 - 44	11.0%	0.0%
45 - 54	16.0%	0.0%
55 - 65	19.0%	0.0%
Pensionable pay.    Bonus pay only.
Normal Retirement Age.    Age 65 for males; age 64 for females (as in accordance with Swiss law).
Early Retirement Benefits.    Participants may elect to retire from the age of 58.
Vesting.    100% vested (i.e., should Mr. Smith leave the Company he will receive the amount accumulated in the capital plan at that time).

2018 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Year ($)
Andrew H. Beck	AGCO Executive Nonqualified Pension Plan	20.00	6,663,267	—
Robert B. Crain	AGCO Executive Nonqualified Pension Plan	13.00	4,425,431	—
Martin H. Richenhagen	AGCO Executive Nonqualified Pension Plan	14.75	23,768,689	—
Rob Smith	Swiss Life Collective “BVG” Foundation	5.33	850,619	—
Hans-Bernd Veltmaat	AGCO Executive Nonqualified Pension Plan	10.50	5,093,736	—

(1)
Based on plan provisions in effect as of December 31, 2018. The executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the LTI Plan, all outstanding equity awards prior to 2018 become fully vested and exercisable upon a change of control. Beginning in 2018, all equity awards became subject to a “double trigger” whereby accelerated vesting is contingent on a change in control and either termination of employment or failure of the acquiring company to assume outstanding equity grants or provide participants with the value equal to that of the unvested equity grants. The LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The table below and its accompanying footnotes provides specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2018).

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Andrew H. Beck
Change in Control(2)(3)(4)(5)	$2,928,897	$872,714	$3,063,476	$100,656	$6,119,535	(10)	$—	$—	$—	$13,085,278
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$734,060	(10)	$—	$—	$—	$734,060
Retirement(6)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(7)	$160,325	$872,714	$—	$—	$734,060	(10)	$3,847,800	$—	$—	$5,614,899
Disability(8)	$—	$872,714	$—	$—	$734,060	(10)	$—	$963,600	$—	$2,570,374
Involuntary With Cause	$—	$—	$—	$—	$734,060	(10)	$—	$—	$—	$734,060
Involuntary Without Cause or Good Reason Resignation(9)	$1,282,600	$872,714	$—	$—	$734,060	(10)	$—	$—	$—	$2,889,374
Robert B. Crain
Change in Control(2)(3)(4)(5)	$2,481,659	$739,139	$2,447,875	$122,244	$4,238,771	(11)	$—	$—	$—	$10,029,688
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$402,682	(11)	$—	$—	$—	$402,682
Retirement(6)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(7)	$148,526	$739,139	$—	$—	$402,682	(11)	$3,564,624	$—	$—	$4,854,971
Disability(8)	$—	$739,139	$—	$—	$402,682	(11)	$—	$913,800	$—	$2,055,621
Involuntary With Cause	$—	$—	$—	$—	$402,682	(11)	$—	$—	$—	$402,682
Involuntary Without Cause or Good Reason Resignation(9)	$594,104	$739,139	$—	$—	$402,682	(11)	$—	$—	$—	$1,735,925
Martin H. Richenhagen
Change in Control(2)(3)(4)(5)	$12,278,592	$2,682,220	$24,951,412	$480,733	$23,778,844	(12)	$—	$—	$—	$64,171,801
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$1,730,061	(12)	$—	$—	$—	$1,730,061
Retirement(6)	$—	$—	$—	$—	$1,730,061		$—	$—	$—	$1,730,061
Death(7)	$346,486	$2,682,220	$—	$—	$1,730,061	(12)	$8,315,652	$—	$—	$13,074,419
Disability(8)	$—	$2,682,220	$—	$—	$1,730,061	(12)	$—	$5,580,000		$9,992,281
Involuntary With Cause	$—	$—	$—	$—	$1,730,061	(12)	$—	$—	$—	$1,730,061
Involuntary Without Cause, Good Reason, Resignation or Company’s Non-Renewal of Employment Agreement(9)	$—	$2,682,220	$—	$—	$1,730,061	(12)	$—	$—	$—	$4,412,281
Rob Smith
Change in Control(2)(3)(4)(5)	$2,809,410	$746,408	$2,447,875	$21,500	$746,235	(13)	$—	$—	$—	$6,771,428
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$746,235	(13)	$—	$—	$—	$746,235
Retirement(6)	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(7)	$149,987	$746,408	$—	$—	$1,712,066	(13)	$—	$—	$—	$2,608,461
Disability(8)	$—	$746,408	$—	$—	$359,968	(13)	$—	$—	$—	$1,106,376
Involuntary With Cause	$—	$—	$—	$—	$746,235	(13)	$—	$—	$—	$746,235
Involuntary Without Cause or Good Reason Resignation(9)	$599,946	$746,408	$—	$—	$746,235	(13)	$—	$—	$—	$2,092,589
Hans-Bernd Veltmaat
Change in Control(2)(3)(4)(5)	$2,698,519	$746,056	$2,447,875	$124,208	$5,054,927	(14)	$—	$—	$—	$11,071,585
Voluntary Termination Without Good Reason	$—	$—	$—	$—	$380,032	(14)	$—	$—	$—	$380,032
Retirement	$—	$—	$—	$—	$—		$—	$—	$—	$—
Death(7)	$149,558	$746,056	$—	$—	$380,032	(14)	$3,589,920	$—	$—	$4,865,566
Disability(8)	$—	$746,056	$—	$—	$380,032	(14)	$—	$929,400	$—	$2,055,488
Involuntary With Cause	$—	$—	$—	$—	$380,032	(14)	$—	$—	$—	$380,032
Involuntary Without Cause or Good Reason Resignation(9)	$598,230	$746,056	$—	$—	$380,032	(14)	$—	$—	$—	$1,724,318

(1)
All termination scenarios assume termination occurs on December 31, 2018, and a stock price of $55.67, which was the closing price of the Company’s common stock on the last trading day of the Company’s year ended December 31, 2018.

(2)	Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:

•
Mr. Richenhagen receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend. He continues to receive life insurance and health benefits during a three-year period and disability benefits during a two-year period.

•
Messrs. Beck, Crain, Smith and Veltmaat receive a lump sum payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of the NEOs continues to receive life insurance, disability and healthcare benefits during a two-year period.

•
Messrs. Beck, Crain, Richenhagen and Veltmaat will receive their ENPP retirement benefit payable as a lump sum. This lump sum is calculated in a similar fashion as values disclosed in the Pension Benefits Table, except it is determined based on the plan’s actuarial equivalence definition rather than the SEC prescribed assumptions. There is no enhancement to their pension benefit amount in the event of a change in control other than immediate vesting of the benefit.

(3)
All outstanding equity awards prior to 2018 held by the NEOs at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable.

(4)
In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2018 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. There is no enhancement to the benefit amount under a change of control other than immediate vesting of the benefit.

(5)	The change-in-control calculation has factored into it a value for the executive’s covenant not to compete.

(6)	As of December 31, 2018, Mr. Richenhagen is eligible for retirement benefits. Messrs. Beck, Crain and Veltmaat are vested in their ENPP benefit, but are not eligible to commence their benefits.

(7)	Upon death, the following provisions apply to each of the NEOs:

•
The estate receives the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(8)	Upon disability, the following provisions apply to each of the NEOs:

•
Each of the NEOs receives all sums otherwise payable to them by the Company through the date of disability, including the pro-rata portion of the bonus earned. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(9)
Unless such termination occurs within two years following a change of control, if employment is terminated without cause or if the executive voluntarily resigns with good reason, the following provisions apply to each of the NEOs:

•
For Mr. Richenhagen, he does not receive cash severance because he is over age 65. His employment agreement stipulates that no cash severance is paid when he reaches the age of 65. Mr. Richenhagen does receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.

•
For Mr. Beck, he receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.

•
For Messrs. Crain, Smith and Veltmaat, each of the NEOs receive their base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if they had remained employed with the Company. Each NEO also receives a pro-rata portion of their bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.

(10)
Mr. Beck is currently vested in his ENPP retirement benefit. In the event of Mr. Beck’s termination due to a change of control, he will receive a $6,119,535 lump sum payment. In the event of his termination due to any other cause, he will receive a $734,060 annual annuity for 15 years beginning at age 65. The present value of this annuity (plus the value of the life annuity beginning at age 80 if he were to remain employed by the Company until age 65) equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2018.

(11)
Mr. Crain is currently vested in his ENPP retirement benefit. In the event of Mr. Crain’s termination due to a change of control, he will receive a $4,238,771 lump sum payment. In the event of his termination due to any other cause, he will receive a $402,682 annual annuity for 15 years beginning at age 65. The present value of this annuity (plus the value of the life annuity beginning at age 80 if he were to remain employed by the Company until age 65) equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2018.

(12)
Mr. Richenhagen is currently vested in his ENPP retirement benefit. In the event of Mr. Richenhagen’s termination due to a change of control, he will receive a $23,778,844 lump sum payment. In the event of Mr. Richenhagen’s termination due to any other cause, he will receive $1,730,061 annually as a 15-year certain and life annuity beginning at termination. The present value of this annuity plus the value of the life annuity beginning 15 years later equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2018.

(13)
In the event of Mr. Smith’s termination due to a change of control, he will receive a $746,235 lump sum payment from his retirement plan.  In the event of his termination due to death, he will receive a $1,712,066 lump sum payment.  In the event of his termination due to disability, he will receive a $359,968 annual annuity until age 65.  In the event of his termination due to any other cause, he will receive a lump sum payment of $746,235, which corresponds to his vested benefits as per December 31, 2018.

(14)
Mr. Veltmaat is currently vested in his ENPP retirement benefit. In the event of Mr. Veltmaat’s termination due to a change of control, he will receive a $5,054,927 lump sum payment. In the event of his termination due to any other cause, he will receive a $380,032 annual annuity for 15 years beginning at age 65. The present value of this annuity (plus the value of the life annuity beginning at age 80 if he were to remain employed by the Company until age 65) equals the benefits disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2018.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

2018 CEO PAY RATIO

Our analysis began by determining that we had approximately 21,542 employees as of a November 30, 2018 determination date. Although permitted by the SEC, we did not use the 5% de Minimis rule to exclude or eliminate any employee group. Based on our consistently applied compensation measure of actual total cash compensation, we identified the median employee. The median employee’s total 2018 compensation, as determined in a manner consistent with our Summary Compensation Table, was $48,387.
     Based on this methodology, we estimate the ratio of CEO pay to median employee pay is 427:1. The 2018 calculation reflects a one-time stock retention award to the CEO. Without this one-time award, the ratio of CEO pay to median employee pay would be 262:1. In 2017, the CEO pay to median employee pay ratio was 297:1.

THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
The Company has engaged Willis Towers Watson to advise management and the Compensation Committee with respect to our compensation programs and to perform various related studies and projects. The aggregate fees billed by Willis Towers Watson for consulting services rendered to the Compensation Committee for 2018 in recommending the amount or form of executive and director compensation were approximately $271,000. The total amount of fees paid by the Company to Willis Towers Watson in 2018 for all other services, excluding Compensation Committee services, was approximately $1,400,000. These other services primarily related to actuarial services in respect of our defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. The Compensation Committee recommended and approved the provision of these additional services to the Company by Willis Towers Watson.
The foregoing report is submitted by the Compensation Committee of the Board.
Gerald L. Shaheen, Chairman
Roy V. Armes
Suzanne P. Clark
George E. Minnich

AUDIT COMMITTEE REPORT
To the Board of Directors:
The Audit Committee consists of the following members of the Board: Michael C. Arnold, P. George Benson, George E. Minnich (Chairman) and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2018 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2018.
We have discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States).
We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the audit committee and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, is compatible with maintaining KPMG LLP’s independence.
Based on the reviews and discussions referred to above, we recommended to the Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
The foregoing report has been furnished by the Audit Committee of the Board.
George E. Minnich, Chairman
Michael C. Arnold
P. George Benson
Hendrikus Visser
Audit Fees
The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2018 and 2017, the audit of the Company’s internal control over financial reporting for 2018 and 2017, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such years were approximately $7,328,000 and $6,925,000, respectively.
Audit-Related Fees
The aggregate fees billed by KPMG LLP for professional services rendered for 2018 and 2017 for audit-related fees were approximately $42,000 and $35,000, respectively. The amounts for 2018 and 2017 primarily represent fees for audits of employee benefit plans and required auditor certifications for various matters required in certain foreign jurisdictions.
Tax Fees
KPMG LLP did not provide any professional tax services during 2018. The aggregate fees billed by KPMG LLP for 2017 for professional services rendered for tax services primarily related to tax consultations were approximately $1,000.
Financial and Operational Information Systems Design and Implementation Fees
KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for 2018 or 2017.
All Other Fees of KPMG LLP
The aggregate of all other fees billed by KPMG LLP for 2018 and 2017 was $32,000 and $12,000, respectively, all of which relate to advisory services in connection with the Company’s global procurement reorganization that were rendered by a firm that KPMG LLP acquired in 2012.
A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.
All of KPMG’s services and fees for services, whether audit or non-audit, are preapproved by the Audit Committee.  In some instances services and fees initially are preapproved by the Chairman of the Audit Committee and then re-approved subsequently by the Audit Committee. All services performed by KPMG LLP for 2018 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2019, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.
During 2018, the Company paid approximately $3.5 million to PPG Industries, Inc. for painting materials used in the Company’s manufacturing processes. Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, is currently a member of the board of directors, is the Chairman of the Audit Committee and serves as a member of the Officers & Directors compensation committee of PPG Industries, Inc. In addition, the Company paid approximately $1.6 million during the year ended December 31, 2018 to Praxair, Inc. for propane, gas and welding and laser consumables used in the Company’s manufacturing processes. Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, served as a member of the board of directors of Praxair, Inc. from 2015 until the business combination of Praxair, Inc. and Linde AG and is currently a member of the board of directors and serves on the Compensation and Governance & Nominating committees of Linde PLC, the holding company for the combined business.
Mr. Richenhagen’s stepson is the Company’s Vice-President, Product Management, Global Electronics and FUSE and his daughter is the Company’s Manager, Corporate Social Responsibility. Their combined annual salaries, bonuses and all other compensation was $695,314 and combined grants of stock awards was $107,957 during 2018. The stock awards reflect the aggregate grant date fair value computed in accordance with ASC 718 and the stock awards are based on the “target” level of performance at the date of grant.
Ms. Srinivasan, who is currently a member of the Company’s Board of Directors, is the Chairman and Chief Executive Officer of TAFE, in which the Company holds a 23.75% interest. Individually and through TAFE and TAFE Motors and Tractors Limited, Ms. Srinivasan is the beneficial owner of 12,165,219 shares of the Company’s common stock. The Company received dividends of approximately $1.8 million from TAFE during 2018. TAFE manufactures and sells Massey Ferguson branded equipment primarily in India and also supplies tractors and components to AGCO for sale in other markets. During 2018, the Company purchased approximately $109.6 million of tractors and components from TAFE and sold approximately $1.8 million of parts to TAFE.
The Company and TAFE are also parties to the Letter Agreement regarding the current and future accumulation by TAFE of shares of our common stock and certain governance matters. The Letter Agreement expires on August 29, 2019. Pursuant to the Letter Agreement, TAFE has agreed not to (i) purchase in excess of 12,170,290 shares of our common stock, subject to certain adjustments; (ii) subject to its rights to make a non-public offer to acquire all or a part of the Company (or propose another transaction that would result in a change of control of the Company), form or act as part of a group with respect to the ownership or voting of our common stock or to otherwise grant a third-party a proxy or other voting rights with respect to our common stock owned by TAFE or its affiliates (other than to or at the request of the Company), provided that TAFE and its affiliates are expressly permitted to act as a group, or (iii) publicly announce its intention to commence, or commence, an offer to acquire all or part of our common stock.
Pursuant to the Letter Agreement, the Company has agreed to: (i) nominate a candidate proposed by TAFE for election to our Board of Directors at each annual meeting, as long as the collective beneficial ownership by TAFE and its affiliates is 5% or more of the then outstanding common stock of the Company, subject to certain adjustments and restrictions; and (ii) provide customary assistance to TAFE in selling its shares, including filing a registration statement with the SEC, if TAFE determines to dispose of any shares of our common stock in a public distribution.
The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 4, 2014.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.
To our knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the year ended December 31, 2018, all required Section 16(a) filings applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.
ANNUAL REPORT TO STOCKHOLDERS
The Company’s 2018 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2018, including consolidated financial statements and schedule thereto, but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 15, 2019.

ANNUAL REPORT ON FORM 10-K
We will provide without charge a copy of our Annual Report filed on Form 10-K for the year ended December 31, 2018, including the consolidated financial statements and schedule thereto, on the written request of the beneficial owner of any shares of our common stock on March 15, 2019. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
A representative of KPMG LLP, our independent registered public accounting firm for 2018, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for 2019, subject to stockholder ratification.
STOCKHOLDERS’ PROPOSALS
Any stockholder of the Company who wishes to present a proposal at the 2020 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 25, 2019; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2019 Annual Meeting, any stockholder who wishes to have a proposal included in our proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. We reserve the right to decline to include in our proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of our By-Laws or the rules of the SEC for inclusion therein.
Any stockholder of the Company who wishes to present a proposal at the 2020 Annual Meeting of stockholders of the Company, but not have such proposal included in our proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 25, 2020 and otherwise in accordance with the advance notice provisions of our By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of our By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of our By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

AGCO
Your Agriculture Company

VOTE

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" THE FOLLOWING PROPOSALS:

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1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Roy V. Armes	☐	☐	☐	02 - Michael C. Arnold	☐	☐	☐	03 - P. George Benson	☐	☐	☐
04 - Suzanne P. Clark	☐	☐	☐	05 - Wolfgang Deml	☐	☐	☐	06 - George E. Minnich	☐	☐	☐
07 - Martin H. Richenhagen	☐	☐	☐	08 - Gerald L. Shaheen	☐	☐	☐	09 - Mallika Srinivasan	☐	☐	☐
10 - Hendrikus Visser	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.	☐	☐	☐	3. RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AGCO CORPORATION

AGCO CORPORATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 25, 2019

The undersigned hereby appoints Andrew H. Beck, Roger N. Batkin, Martin H. Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of common stock of AGCO Corporation held of record by the undersigned on March 15, 2019 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., Eastern Time, on Thursday, April 25, 2019, and any adjournments thereof.

This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (i) "FOR" all of the ten director nominees; (ii) "FOR" the non-binding advisory resolution to approve the compensation of the Company's Named Executive Officers; (iii) "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2019; and (iv) the proxies will vote in their best judgment with respect to any other business brought before the Annual Meeting.

C Non-Voting Items

Change of Address — Please print new address below.